Exhibit 2.1

Execution Version

US 4001082Purchase and Sale Agreement

by and between

GASTAR EXPLORATION INC.

as seller,

and

THQ APPALACHIA I, LLC

as buyer

DATED FEBRUARY 19, 2016

TABLE OF CONTENTS

Page

Article I
DEFINITIONS

Section 1.01	Defined Terms1
Section 1.02	Interpretation17

Article II
ASSETS

Section 2.01	Agreement to Sell and Purchase17
Section 2.02	Assets17
Section 2.03	Excluded and Reserved Assets19
Section 2.04	Revenues and Expenses21

Article III
CONSIDERATION

Section 3.01	Purchase Price22
Section 3.02	Deposit22
Section 3.03	Allocated Values23
Section 3.04	Purchase Price Allocation23

Article IV
TITLE MATTERS

Section 4.01	General Disclaimer of Title Warranties and Representations24
Section 4.02	Special Warranty24
Section 4.03	Recovery on Special Warranty24
Section 4.04	Notice of Title Defects; Defect Adjustments24
Section 4.05	Casualty or Condemnation Loss31
Section 4.06	Preferential Purchase Rights31
Section 4.07	Consents to Assign32

Article V
ENVIRONMENTAL

Section 5.01	Environmental Defects33
Section 5.02	NORM, Asbestos, Wastes and Other Substances37

Article VI
REPRESENTATIONS AND WARRANTIES

Section 6.01	Representations and Warranties of Seller37
Section 6.02	Representations and Warranties of Buyer42

Article VII
CERTAIN COVENANTS

Section 7.01	Access43
Section 7.02	Confidentiality45

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Section 7.03	Dispositions of Assets46
Section 7.04	Operations46
Section 7.05	Governmental Bonds47
Section 7.06	Employee Matters48
Section 7.07	Non-Solicitation of Employees48
Section 7.08	Amendment to Schedules48
Section 7.09	Knowledge of Breach48
Section 7.10	Non-Competition49
Section 7.11	Atinum Assignments49
Section 7.12	Buyer Assumed Disputes49

Article VIII
CONDITIONS TO CLOSING

Section 8.01	Conditions to Seller’s Obligations50
Section 8.02	Conditions to Buyer’s Obligations51

Article IX
CLOSING

Section 9.01	Time and Place of Closing52
Section 9.02	Closing Statement; Adjustments to Purchase Price at Closing52
Section 9.03	Final Settlement Statement; Supplemental Closing54
Section 9.04	Actions of Seller at Closing55
Section 9.05	Actions of Buyer at Closing56

Article X
CERTAIN POST-CLOSING OBLIGATIONS

Section 10.01	Operation of the Assets After Closing57
Section 10.02	Files57
Section 10.03	Further Cooperation57
Section 10.04	Document Retention57
Section 10.05	Suspense Funds58

Article XI
TERMINATION

Section 11.01	Right of Termination58
Section 11.02	Effect of Termination58

Article XII
ASSUMPTION AND INDEMNIFICATION

Section 12.01	Assumption and Indemnity59
Section 12.02	Indemnification by Buyer59
Section 12.03	Buyer’s Environmental Indemnification60
Section 12.04	Indemnification by Seller60
Section 12.05	Limitations60
Section 12.06	Negligence and Fault61
Section 12.07	Exclusive Remedy61
Section 12.08	Expenses62

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Section 12.09	Survival; Knowledge62
Section 12.10	Non-Compensatory Damages63
Section 12.11	Indemnification Actions63
Section 12.12	Characterization of Indemnity Payments64

Article XIII
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 13.01	Disclaimers of Representations and Warranties65

Article XIV
TAX MATTERS

Section 14.01	Allocation of Asset Taxes66
Section 14.02	Transfer Taxes67
Section 14.03	Cooperation68
Section 14.04	Refunds68
Section 14.05	Post-Closing Taxes68

Article XV
MISCELLANEOUS

Section 15.01	Filings, Notices and Certain Governmental Approvals68
Section 15.02	Entire Agreement68
Section 15.03	Waiver68
Section 15.04	Publicity69
Section 15.05	No Third Party Beneficiaries69
Section 15.06	Assignment69
Section 15.07	Governing Law69
Section 15.08	Notices70
Section 15.09	Severability70
Section 15.10	Counterparts70
Section 15.11	Amendment70
Section 15.12	Schedules and Exhibits71
Section 15.13	No Partnership71

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EXHIBITS

Exhibit A	Part 1	Leases/Allocated Values
Exhibit A	Part 2	Wells/Allocated Values
Exhibit A	Part 3	Easements, Rights-of-Way, and Surface Leases
Exhibit A	Part 4	Material Contracts
Exhibit A	Part 5	Pipelines and Gathering Systems
Exhibit A	Part 6	Fee Minerals
Exhibit A	Part 7	Surface Interests
Exhibit A	Part 8	Offices
Exhibit A	Part 9	Units
Exhibit B	–	Excluded Assets
Exhibit C	–	Form of Assignment
Exhibit D-1	–	Form of Mineral Deed
Exhibit D-2	–	Form of Surface Deed
Exhibit F	–	CNX/Appalachian Power Agreements
Exhibit G	–	Escrow Agreement

ANNEX

Annex A	Target Formations

SCHEDULES

Schedule 1.01	–	Knowledge
Schedule 6.01(d)	–	Consents
Schedule 6.01(f)	–	Noncontravention
Schedule 6.01(g)	–	Disputes
Schedule 6.01(i)	–	Taxes
Schedule 6.01(j)	–	Burdens
Schedule 6.01(k)	–	Hydrocarbon Sales
Schedule 6.01(l)	–	Compliance with Laws
Schedule 6.01(m)	–	Contracts
Schedule 6.01(n)	–	AFEs
Schedule 6.01(o)	–	Preferential Purchase Rights
Schedule 6.01(p)	–	Imbalances
Schedule 6.01(q)	–	Payout Balances
Schedule 6.01(r)	–	Plugging and Abandonment
Schedule 6.01(v)	–	Current Bonds
Schedule 6.01(w)	–	Suspense Funds
Schedule 6.01(x)	–	Condemnation
Schedule 6.01(z)	–	Liens
Schedule 6.01(cc)	–	Environmental Matters
Schedule 6.02(c)	–	Authorization/Consents
Schedule 7.04	–	Interim Period Operations
Schedule 7.06	–	Potential Offered Employees

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Schedule 7.11	–	Atinum Assignments
Schedule 9.02(a)		-Inventory

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 19th day of February, 2016 (“Execution Date”), by and between Gastar Exploration Inc., a Delaware corporation (“Seller”) and THQ Appalachia I, LLC (“Buyer”).  Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

W I T N E S S E T H:

Seller desires to sell and assign, and Buyer desires to purchase and pay for all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Accounting Arbitrator” has the meaning set forth in Section 9.03(b).

“Adjusted Purchase Price” has the meaning set forth in Section 3.01.

“AFEs” has the meaning set forth in Section 6.01(n).

“Affiliate” means any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified.  For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Aggregate Deductible” means three percent of the Purchase Price.

“Agreement” has the meaning set forth in the preamble.

“Allocated Value” has the meaning set forth in Section 3.03.

“Allocation” has the meaning set forth in Section 3.04.

“Assets” has the meaning set forth in Section 2.02.

“Asset Taxes” means ad valorem, property, severance, production, excise, sales, use and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Assignments” has the meaning set forth in Section 9.04(a).

“Assumed Obligations” has the meaning set forth in Section 12.01.

“Atinum” means Atinum Marcellus I LLC.

“Atinum JOA” means any joint operating agreement executed pursuant to the terms of the Atinum Participation Agreement.

“Atinum Participation Agreement” means that certain Participation Agreement dated November 1, 2010 by and between Gastar Exploration USA, Inc., and Atinum.

“Burden” means any and all (a) royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, delay rentals, shut-in royalty payments, or back-in and reversionary interests, and (b) other burdens upon, measured by or payable out of production (in each case, excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Assumed Disputes” means the matters set forth in Part 2 of Schedule 6.01(g).

“Buyer Exclusion Election” has the meaning set forth in Section 5.01(c).

“Buyer Indemnitees” means Buyer, its Affiliates, and its and their respective members, shareholders, officers, board of directors and/or managers, employees, agents, representatives, and the successors and permitted assigns of all of the foregoing Persons.

“Buyer’s Assumed Environmental Liabilities” has the meaning set forth in Section 5.01(a).

“Buyer’s Walk Right” has the meaning set forth in Section 8.02(e).

“Buyer’s Representatives” has the meaning set forth in Section 7.01(a).

“Casualty Loss” has the meaning set forth in Section 4.05(b).

“Claim Notice” has the meaning set forth in Section 12.11(b).

“Closing” has the meaning set forth in Section 9.01.

“Closing Date” has the meaning set forth in Section 9.01.

“Closing Statement” has the meaning set forth in Section 9.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 21, 2015, by and between Seller and TH Exploration, LLC.

“Consent” has the meaning set forth in Section 6.01(d).

“Contracts” has the meaning set forth in Section 2.02(e).

“CNX/Appalachian Power Agreements” means those agreements set forth on Exhibit F.

“Cure Period” has the meaning set forth in Section 4.04(c).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Deeds” means, collectively, the Mineral Deed from Seller to Buyer, pertaining to the Fee Minerals, substantially in the form attached to this Agreement as Exhibit D-1 and the Surface Deed from Seller to Buyer, pertaining to the applicable Surface Interests, substantially in the form attached to this Agreement as Exhibit D-2.

“Defect Escrow Amount” has the meaning set forth in Section 4.04(c)(ii).

“Defensible Title” shall mean such record title of Seller with respect to the Leases set forth on Exhibit A – Part 1 or Wells set forth on Exhibit A – Part 2 that, as of the Effective Time and the Closing Date and subject to Permitted Encumbrances:

(a)with respect to each Lease set forth on Exhibit A – Part 1 or Well set forth on Exhibit A – Part 2 (for a Well, limited to the applicable producing formation(s) set forth on Exhibit A – Part 2, and for a Lease, limited to the applicable Target Formations set forth on Exhibit A – Part 1 and as otherwise set forth on Exhibit A – Part 1), entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable, for such Lease or Well, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, and (iii) as otherwise set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable;

(b)with respect to each Lease set forth on Exhibit A – Part 1 or Well set forth on Exhibit A – Part 2 (for a Well, limited to the applicable producing formation(s) set forth on Exhibit A – Part 2, and for a Lease, limited to the applicable Target Formations set forth on Exhibit A – Part 1 and as otherwise set forth on Exhibit A – Part 1), obligates Seller to bear not more than the Working Interest set forth on Exhibit A – Part 1 or

Exhibit A – Part 2, as applicable, for such Lease or Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, and (iii) as otherwise set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable;

(c)with respect to each Lease set forth on Exhibit A – Part 1, entitles Seller to the aggregate number of Net Acres shown on Exhibit A – Part 1 (subject to reservations, limitations or depth restrictions described on Exhibit A – Part 1, and limited to the applicable Target Formations set forth on Exhibit A – Part 1);

(d)is free and clear of all Encumbrances.

“Deposit” has the meaning set forth in Section 3.02(a).

“Designated Employees” has the meaning set forth in Section 7.06.

“Designated Liabilities” means all Liabilities and obligations, known or unknown, arising from, based upon, related to or associated with (i) any Liabilities to Third Parties for personal injury or death attributable to Seller’s or its Affiliates’ operation of the Assets prior to the Closing; (ii) transportation or disposal of waste or Hazardous Substances by Seller to premises not included in the Assets occurring prior to the Closing; (iii) any and all Seller Taxes; (iv) other than with respect to Suspense Funds (which are addressed in Section 10.05), any liability for Seller’s failure to pay when due any royalties relating to the production of Hydrocarbons from the Assets to the extent such liability arises prior to the Closing Date (provided that for the avoidance of doubt, Buyer is responsible for the amount of royalties relating to the production of Hydrocarbons from the Assets after the Effective Time); (v) any Liabilities to Third Parties, other than those arising out of Environmental Conditions, for Seller’s or its Affiliates’ gross negligence or willful misconduct in respect of Seller’s or its Affiliates’ operation of the Assets prior to Closing; (vi) any civil fines and penalties or criminal sanctions imposed as a result of the violation of any Environmental Law by Seller prior to Closing including the obligation to defend any legal proceedings seeking to impose any such fines, penalties or sanctions, to the extent attributable to Seller’s pre-Closing conduct; (vii) the Seller Retained Disputes; and (viii) all indebtedness for borrowed money and credit facility obligations of Seller and/or its Affiliates including, without limitation, indebtedness for borrowed money secured by mortgages, security interests or other liens upon any of the Assets.

“Disputed Environmental Matters” has the meaning set forth in Section 5.01(f).

“Dispute Notice” has the meaning set forth in Section 9.03(a).

“Effective Time” means 7:00 a.m. Houston time on January 1, 2016.

“Encumbrances” shall mean any mortgage, lien, security interest, claim, pledge or similar encumbrance.

“Environmental Arbitrator” has the meaning set forth in Section 5.01(f).

“Environmental Condition” means (a) any condition existing on the Environmental Defect Claim Date that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law, or (b) the existence as of the Environmental Defect Claim Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” means an Environmental Condition with respect to an Asset; provided that (a) the expiration and/or release of Permits for (i) the Wells described on Schedule 6.01(l) or (ii) the Wells associated with the well pad described on Schedule 6.01(l), and (b) any unfinished reclamation requirements resulting from such expiration and/or release of Permits described in clause (a) above shall not constitute an Environmental Defect.

“Environmental Defect Claim Date” means on or before 5:00 p.m. (Central Time) on March 24, 2016.

“Environmental Defect Notice” or “Environmental Defect Notices” has the meaning set forth in Section 5.01(a).

“Environmental Dispute Date” means on or before 5:00 p.m. (Central Time) on August 3, 2016.

“Environmental Indemnity Agreement” has the meaning set forth in Section 5.01(c)(ii).

“Environmental Laws” means all Laws in effect as of the Execution Date, including common law, relating to occupational health and workplace safety, pollution or the protection of the environment (including natural resources), including those Laws relating to the storage, handling, and use of Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.  The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by, but not required by, a Governmental Authority, but does include, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, the Occupational Safety and Health Act, as in effect or proposed as of the Execution Date, and any state Laws implementing or analogous to the foregoing federal Laws, and the rules, regulations and guidance promulgated thereunder.

“Escrow Agent” has the meaning set forth in Section 3.02(a).

“Escrow Agreement” has the meaning set forth in Section 3.02(a).

“Excluded Assets” has the meaning set forth in Section 2.03.

“Excluded Capital Expenditures” means those capital expenditures incurred by Seller in connection with the operation and maintenance of the Assets operated by Seller between the

Effective Time and the Closing, but excluding such operations that are conducted (a) in connection with an AFE listed on Schedule 6.01(n), (b) in response to an emergency or as required by a Governmental Authority, or (c) to maintain or prevent forfeiture of a Lease or other Asset (to the extent (i) the amount of total capital expenditures with respect to an operation described in sub-clause (c) is less than $100,000 in the aggregate (net to Seller’s interest) or (ii) such operation was conducted between the Effective Time and the Closing with Buyer’s prior written consent).

“Execution Date” has the meaning set forth in the preamble.

“Fee Minerals” has the meaning set forth in Section 2.02(h).

“Files” has the meaning set forth in Section 2.02(m).

“Final Settlement Statement” has the meaning set forth in Section 9.03.

“Governmental Authority” means any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Assets.

“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 5.02.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indemnitee” has the meaning set forth in Section 12.11(a).

“Indemnitor” has the meaning set forth in Section 12.11(a).

“Indemnity Deductible” means two percent of the Purchase Price.

“Individual Environmental Threshold” has the meaning set forth in Section 5.01(e).

“Individual Indemnity Threshold” means $50,000.

“Individual Title Defect Threshold” has the meaning set forth in Section 4.04(i).

“Interim Period” means that period commencing on the Execution Date and terminating upon the earlier of the Closing or the termination of this Agreement.

“Item 1 Dispute” has the meaning set forth in Section 7.12.

“Item 1 Escrow Amount” has the meaning set forth in Section 7.12.

“Item 2 Dispute” has the meaning set forth in Section 7.12.

“Item 2 Escrow Amount” has the meaning set forth in Section 7.12.

“Knowledge” means, with respect to Seller and Buyer, the actual knowledge of the Persons listed on Schedule 1.01 hereto after making due and appropriate inquiry.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lease Acquisition Costs” means all (a) direct costs paid or payable to lessors or sellers incurred in acquiring the applicable Assets including cash bonus consideration (including bonuses paid for interests acquired by compulsory pooling, communitization or unitization) and (b) broker’s fees, recording fees, title examination expense, legal expenses directly associated with the acquisition of such Assets, title curative costs, land costs, and drafting costs reasonably incurred and paid or payable to third parties in connection with such applicable Assets.

“Leases” has the meaning set forth in Section 2.02(a).

“Liability” or “Liabilities” means, subject to the provisions of Section 12.10, any and all claims, causes of action, proceedings, hearings, payments, charges, judgments, injunctions, orders, decrees, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Remediation.

“Material Adverse Effect” means an event or circumstance that results in a material adverse effect on the ownership, operation, or use of the Assets taken as a whole and as currently owned and operated as of the date of this Agreement, or an occurrence or event that materially hinders or impedes the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that no change, effect, event, occurrence, state of facts or development that arises or results from the following shall constitute a Material Adverse Effect:  (a) changes in general economic, capital market, regulatory or political conditions or changes in applicable Law or the interpretation therefore; (b) changes that affect generally the oil and gas industry; (c) the declaration by the United States of a national emergency or acts of war or terrorism or act of God; (d) the entry into or announcement of the transactions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (e) any changes in commodity prices; (f) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (g) any decline in Well performance; (h) changes in service costs generally applicable to the oil and gas industry in the United States; and (i) strikes and labor disturbances.

“Material Contract” means the following (excluding any Leases) Contracts:

(a)any Contract that (i) can reasonably be expected to result in aggregate payments by Seller of more than $75,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues), and (ii) cannot be terminated without penalty on 90 days or less notice;

(b)any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $75,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c)any Hydrocarbon purchase and sale, exchange, transportation, gathering, treating, processing, refining or similar Contract (in each case) to which Seller is a party or to which the Assets are subject to that is not terminable without penalty on 90 days or less notice;

(d)any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, unless such Assets are to be released from such Contracts on or before the Closing;

(e)any Contract between an Affiliate of Seller and Seller that will not be terminated on or prior to Closing; and

(f)any Contract that constitutes a partnership agreement, joint venture agreement, joint development agreement, exploration agreement, participation agreement, or similar contracts and agreements.

“Net Acre” means, as computed separately with respect to each Target Formation in each Lease, the number calculated by multiplying (i) the gross number of mineral acres covered by such Lease (as determined by the legal description of the leased premises) with respect to such Target Formation by (ii) the undivided fee simple mineral interest (expressed as a percentage) covered by such Lease (as determined by aggregating the fee mineral interests owned by each lessor of such Lease) and attributable to such Target Formation, by (iii) Seller’s undivided percentage Working Interest in such Lease with respect to such Target Formation; provided that if any item above varies as to different areas (including tracts) or depths of such areas covered by such Lease, a separate calculation shall be done for each such area or depth as if it were a separate Lease.

“Net Revenue Interest” means, with respect to any Lease set forth on Exhibit A – Part 1 or Well set forth on Exhibit A – Part 2 (for a Well, limited to the applicable producing formation(s) set forth on Exhibit A – Part 2, and with respect to a Lease, limited to the applicable Target Formations set forth on Exhibit A – Part 1 and subject to items otherwise set forth on Exhibit A – Part 1), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease or Well (for a Well, limited to the applicable producing formation(s) set forth on Exhibit A – Part 2, and with respect to a Lease, limited to the applicable Target Formations set forth on Exhibit A – Part 1 and subject to items otherwise set forth on Exhibit A – Part 1), after giving effect to all Burdens; provided that if any item above varies as to different areas (including tracts) or depths of such areas covered by such Lease, a separate calculation shall be done for each such area or depth as if it were a separate Lease.

“NORM” means naturally occurring radioactive material.

“Offer Period” has the meaning set forth in Section 7.06.

“Oil and Gas Interests” has the meaning set forth in Section 7.10.

“Operating Expenses” means all operating expenses (including costs of insurance) incurred in the ownership or operation of the Assets in the ordinary course of business and, where applicable, and without duplication, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets as set forth in the Council of Petroleum Accountants Societies (COPAS) accounting procedures applicable to the relevant operating agreement or unit agreement, if any, but excluding (a) Liabilities for personal injury or death, property damage or violation of any Law, (b) obligations to plug Wells, dismantle facilities, close pits or restore the surface around such Wells, facilities and pits, (c) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, facilities or any other Personal Property under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense and (f) any Asset Taxes, Income Taxes, or Transfer Taxes.

“Overhead Costs” means, with respect to those Assets that are operated by Seller and (a) are burdened by an existing joint operating agreement covering such Assets, the amount representing the overhead or general and administrative fee that is charged to other Working Interest owners with interests in such Assets as set forth in the Council of Petroleum Accountants Societies (COPAS) accounting procedures applicable to such joint operating agreement, which amount is attributable to the Assets during the Interim Period, and (b) with respect to those Assets that are not burdened by an existing joint operating agreement, an amount equal to a portion of $10,964.00 per Well per month undergoing drilling or completion operations and $1,096.00 per producing Well per month attributable to the Assets during the Interim Period.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means all permits, licenses and governmental authorizations, registrations and approvals, certificates, waivers, clearances, credits, grants and other similar rights or approvals required or issued, as of the Execution Date, in connection with the ownership or operation of the Assets.

“Permitted Encumbrances” means:

(a)the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not (i) operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable, for such Lease or Well, (ii) obligate Seller to bear a Working Interest with respect to any

Lease or Well in any amount greater than the Working Interest set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable, for such Lease or Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable, in the same or greater proportion as any increase in such Working Interest), or (iii) reduce the Net Acres of Seller with respect to any Lease to an amount less than the Net Acres set forth on Exhibit A – Part 1;

(b)Preferential Purchase Rights and Consents to assignment and similar agreements (which are addressed in Section 4.06 and Section 4.07, respectively);

(c)liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith or will be satisfied or released prior to Closing;

(d)Customary Post-Closing Consents;

(e)such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;

(f)all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such Asset in a manner which does not materially impair the use of such Asset for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any right, power, franchise, grant, license or permit, including any waiver requirement with respect to the spacing of any current or future wells, well locations, well pads and related facilities (including as may be required by W. Va. C.S.R. §39-1-4.2);

(g)rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

(h)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of surface real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(i)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(j)liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k)with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of any Assets;

(l)any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(m)mortgage liens burdening a lessor’s interest in the Assets unless (i) foreclosure proceedings have commenced with respect to any such mortgage lien and (ii) in such case, (A) such mortgage lien has not been subordinated to the Assets affected thereby and (B) such mortgage lien was perfected prior to the effective date of the applicable leasehold interest;

(n)the terms and conditions of all Contracts  if the net cumulative effect of such  Contracts does not (i) operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable, for such Lease or Well, (ii) obligate Seller to bear a Working Interest with respect to any Lease or Well in any amount greater than the Working Interest set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable, for such Lease or Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable, in the same or greater proportion as any increase in such Working Interest), (iii) reduce the Net Acres of Seller with respect to any Lease to an amount less than the Net Acres set forth on Exhibit A – Part 1, or (iv) materially impair the operation or use of the Assets as currently operated and used;

(o)(i) Third Party rights to mine for coal (A) as provided in the CNX/Appalachian Power Agreements, and/or (B) constituting the correlative rights of subsurface owners in a common property, and/or (ii) a coal owner’s ability to protest oil and gas drilling operations; and

(p)any matters referenced and set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable, and the Buyer Assumed Disputes.

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Personal Property” has the meaning set forth in Section 2.02(f).

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Potential Offered Employees” has the meaning set forth in Section 7.06.

“Preferential Purchase Right” has the meaning set forth in Section 6.01(o).

“Properties” has the meaning set forth in Section 2.02(c).

“Purchase Price” has the meaning set forth in Section 3.01.

“Quitclaim Asset” means any Asset that may have been assigned by the Quitclaim Parties to Seller.

“Quitclaim Parties” means GeoStar Corporation, West Virginia Development, Inc., Spartan West Virginia LLC, d/b/a “Spartan Exploration”, “Spartan Exploration Co.” and “Spartan Exploration Company”, West Virginia Gas Corporation, d/b/a “First Source West Virginia, Inc.”, First Appalachian Development, Inc., and Invitation Energy, Incorporated.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances into the environment.

“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, restoration, clean up, construction, closure, disposal or other corrective actions, including monitoring, to the extent but only to the extent required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition determined in accordance with Section 5.01(a).

“Resolution Costs” has the meaning set forth in Section 7.12.

“SEI Agreements” means, collectively, (A) that certain Gas Purchase Agreement by and between Gastar Exploration USA, Inc., Atinum Marcellus I LLC and SEI Energy, LLC dated December 3, 2010, and (B) that certain letter agreement between Gastar Exploration Inc. and Williams Ohio Valley Midstream LLC dated June 1, 2014, in each case, as it may have been amended, supplemented or otherwise modified from time to time or as it may be amended, supplemented or otherwise modified during the Interim Period in accordance with Section 7.04(b).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” means Seller, its Affiliates, and its and their respective members, shareholders, officers, board of directors and/or managers, employees, agents, representatives, and the successors and permitted assigns of all of the foregoing Persons.

“Seller Retained Disputes” means the matters set forth on Part 1 of Schedule 6.01(g).

“Seller’s Walk Right” has the meaning set forth in Section 8.01(f).

“Seller Taxes” means (a) Income Taxes imposed by any applicable laws on Seller, (b) Asset Taxes allocable to Seller pursuant to Section 14.01 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 9.02, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 14.01(c)), (c) any Taxes that are attributable to any asset or business of Seller that is not part of the Assets and (d)  all bulk transfer law Liabilities applicable to the transactions contemplated under this Agreement imposed by PA Fiscal Code, 72 P.S. §§ 1401 and 1403.

“Special Warranty” has the meaning set forth in Section 4.02.

“Special Warranty Notice” or “Special Warranty Notices” has the meaning set forth in Section 4.03.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Surface Interests” has the meaning set forth in Section 2.02(i).

“Suspense Funds” means all funds held by Seller in suspense related to proceeds of production and attributable to Third Parties’ interests (including working interests, royalties, overriding royalties, and other Burdens or similar interests) in the Properties or Hydrocarbon production from the Properties, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders, funds suspended for title and other defects, and for any other reason.

“Target Formations” means the depths described on Annex A.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 12.11(b).

“Title Arbitrator” has the meaning set forth in Section 4.04(j).

“Title Benefit” shall mean, (a) with respect to each Well set forth on Exhibit A – Part 2, any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller above that shown for such Well on Exhibit A – Part 2, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit A – Part 2, or (ii) to decrease the Working Interest of Seller in any Well below that shown for such Well on Exhibit A – Part 2, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit A – Part 2; and (b) with respect to each Lease set forth on Exhibit A – Part 1, any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller above that shown for such Lease on Exhibit A – Part 1, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit A – Part 1, (ii) to decrease the Working Interest of Seller in any Lease below that shown for such Lease on Exhibit A – Part 1, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit A – Part 1, or (iii) increase the Net Acres of Seller in any Lease above that shown for such Lease in Exhibit A – Part 1.

“Title Benefit Amount” has the meaning set forth in Section 4.04(e).

“Title Benefit Notice” has the meaning set forth in Section 4.04(b).

“Title Benefit Property” has the meaning set forth in Section 4.04(b).

“Title Defect” means any Encumbrance or defect that causes Seller not to have Defensible Title in and to the Leases or Wells, without duplication; provided that the following shall not be considered Title Defects:

(a)defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person having a superior claim of title to the relevant Asset;

(b)defects based on a gap in Seller’s chain of title in the applicable federal, state or county records or other records of a Governmental Authority, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain (in each case, which can be documents contained in Seller’s files), which documents (if any) shall be included in a Title Defect Notice;

(c)defects based on the failure to recite marital status in a document;

(d)defects or irregularities resulting from or related to successors, heirship, estate, or probate proceedings, or the lack thereof, unless Buyer provides affirmative evidence that such omission results in another Person having a superior claim of title to the relevant Asset;

(e)defects that have been cured by applicable Laws of limitations or prescription;

(f)any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(g)defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents (which are addressed in Section 4.06 and Section 4.07, respectively);

(h)defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;

(i)defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person having a superior claim of title to the relevant Lease or Well;

(j)defects that affect only the identity of the Person who has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);

(k)defects based solely on references to an unrecorded document(s) to which neither Seller nor any of its Affiliates is a party, if such document is dated earlier than January 1, 1980 and is not in any Seller’s files;

(l)defects based solely on Tax assessment database records or similar records (or the absence of such records) or Tax payments by a stranger in title;

(m)defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(n)defects or irregularities resulting from liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation or that are discharged by Seller at or prior to Closing;

(o)the expiration of a Lease by its terms (including any extended term available by the exercise of any option to extend or any other applicable extensions) after April 1, 2016;

(p)defects or irregularities related to the lack of pooling or unitization clauses in any lease or instrument unless such lease or instrument is included in a Unit;

(q)the failure of Exhibit A – Part 1 to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any Well, in each case, with respect to the following Units set forth on Exhibit A – Part 9 numbered: Items 3, 5, 7, 12, and 15;

(r)defects or irregularities arising out of there being less than 100% consent by the applicable lessees or mineral owners with respect to any drilling within any pooled unit so long as more than 90% of such applicable lessees and mineral owners within such pooled unit have consented to such operations, in each case, with respect to the following Units set forth on Exhibit A – Part 9 numbered: Items 3, 5, 7, 12, and 15;

(s)any defect arising out of W. Va. C.S.R. §39-1-4.2 with respect to the drilling of any well after the Execution Date;

(t)defects or irregularities arising out of a discrepancy between the Net Acres set forth on a recorded deed or Lease and the Net Acres set forth on Exhibit A – Part 1 so long as, with respect to such deed or Lease, Seller is legally entitled to not less than the Net Acres set forth on Exhibit A – Part 1 pursuant to the applicable unit designation; and

(u)defects arising out of the expiration and/or release of Permits for (i) the Wells described on Schedule 6.01(l) or (ii) the Wells associated with the well pad described on Schedule 6.01(l).

“Title Defect Amount” has the meaning set forth in Section 4.04(g).

“Title Defect Claim Date” means on or before 5:00 p.m. (Central Time) on March 24, 2016.

“Title Defect Notice” or “Title Defect Notices” has the meaning set forth in Section 4.04(a).

“Title Defect Property” has the meaning set forth in Section 4.04(a).

“Title Disputes” has the meaning set forth in Section 4.04(j).

“Title Indemnity Agreement” has the meaning set forth in Section 4.04(d)(ii).

“Transfer Taxes” has the meaning set forth in Section 14.02.

“Unit” has the meaning set forth in Section 2.02(b).

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” has the meaning set forth in Section 2.02(c).

“Working Interest” means, with respect to any Lease set forth on Exhibit A – Part 1 or Well set forth on Exhibit A – Part 2, as applicable (for a Well, limited to the applicable producing formation(s) set forth on Exhibit A – Part 2, and for a Lease, limited to the applicable Target Formations set forth on Exhibit A – Part 1 and as otherwise set forth on Exhibit A – Part 1), means the interest in and to such Lease or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, but without regard to the effect of any Burdens; provided that if any item above varies as to different areas (including tracts) or depths of such areas covered by such Lease, a separate calculation shall be done for each such area or depth as if it were a separate Lease.

Section 1.02Interpretation.  All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur.  References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.”  All references to “$” or “dollars” shall be deemed references to United States Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Article II
ASSETS

Section 2.01Agreement to Sell and Purchase.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer the Assets.

Section 2.02Assets.  Subject to Section 2.03, the term “Assets” shall mean, less and except the Excluded Assets, all of Seller’s right, title and interest in and to:

(a)all oil, gas and/or mineral leases of Seller, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby, including subleases, royalties, overriding royalties, net profits interest, carried interests or similar rights or interests in such leases, and together with all rights, privileges, benefits and powers conferred upon Seller with respect to the use and occupation of the lands covered thereby that may be necessary, convenient or incidental to the possession and enjoyment of such leases, located in Marshall, Wetzel, Doddridge, Harrison, Lewis, Marion, and Monongalia Counties, West Virginia and Greene, Butler, Fayette, Somerset, and Clearfield Counties, Pennsylvania, including those described on Exhibit A – Part 1 (subject to any reservations, limitations or depth restrictions described on Exhibit A – Part 1), (Seller’s interest in such leases and other right, title and interest as so limited, the “Leases”);

(b)all rights and interests in, under or derived from all unitization agreements in effect with respect to any of the Leases and the units created thereby, including those described on Exhibit A – Part 9 (such rights and interests of Seller, the “Units”);

(c)all wells located on the Leases or the Units, including those described on Exhibit A – Part 2 (“Wells”, together with the Leases and Units, the “Properties”) and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time (including all Hydrocarbons in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time);

(d)to the extent that they may be assigned, all Permits, licenses, servitudes, easements, surface leases, rights-of-way and other surface rights appurtenant to, or used or held for use primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets, including those listed on Exhibit A – Part 3;

(e)to the extent that they may be assigned, all contracts and agreements to which Seller is a party or is bound insofar as such contracts and agreements relate to the other Assets and will be binding on Buyer after Closing, including those Material Contracts listed on Exhibit A – Part 4 and the SEI Agreements (the “Contracts”);

(f)all equipment, machinery, fixtures and other personal, movable and mixed property, operational and nonoperational, primarily attributable to or used in connection with the Wells, including manifolds, flowlines, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, pads, structures, materials and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(g)all pipelines, gathering and processing systems described on Exhibit A – Part 5, and all related facilities, equipment, machinery and fixtures;

(h)all fee mineral interests described on Exhibit A – Part 6 (“Fee Minerals”);

(i)all surface fee interests described on Exhibit A – Part 7 (“Surface Interests”), together with any fixtures and improvements located thereon;

(j)all field offices and other real property described on Exhibit A – Part 8;

(k)all Imbalances relating to the Assets;

(l)all electronic measurement equipment located at the well site, including SCADA and eLynx equipment; and

(m)copies of the following, to the extent primarily relating to Seller’s ownership and operation of the Assets and in Seller’s or its Affiliates’ possession: SCADA historical databases (excluding SCADA software licenses), all land and title records (including abstracts of title and title curative documents); title opinions; well logs; well tests; well files; mud logs; directional surveys; core reports; daily drilling records; machinery and equipment maintenance files; health, environmental and safety information and records; production, payment and accounting records reflecting current ownership decks, well master files, division of interest files, Working Interest owner name and address files and revenue and joint interest billing account information; Tax records (other than with respect to Income Taxes); all Contracts; and all files regarding the Contracts and related files (collectively, “Files”).

For the avoidance of doubt, (A) Seller shall transfer to Buyer and Buyer shall assume all Imbalances relating to the Assets at Closing, and (B) the Purchase Price will be adjusted downward pursuant to Section 9.02(b)(vi) to account for such Imbalances so transferred.

The Parties acknowledge that Seller intends to convey, and Buyer intends to acquire, all of Seller’s Properties (as defined above) located in Marshall, Wetzel, Doddridge, Harrison, Lewis, Marion, and Monongalia Counties, West Virginia and Greene, Butler, Fayette, Somerset, and Clearfield Counties, Pennsylvania, and the other Assets related thereto and described above.  In the event Properties (other than the Excluded Assets) are omitted from the Exhibits to this Agreement, or the Deeds and Assignments executed in connection herewith, upon Buyer’s or Seller’s discovery of such omission, Seller shall execute such Deeds, Assignments or other instruments as Buyer deems reasonably necessary to properly identify and convey such Properties and related Assets.

Section 2.03Excluded and Reserved Assets.  The Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the Excluded Assets.  The “Excluded Assets” shall mean:

(a)other than the Files, all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally;

(b)to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time;

(c)all claims of Seller for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes allocable to Seller pursuant to Section 14.01, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any period (or portion thereof) prior to the Effective Time;

(d)except for proceeds or awards related to an Asset that Buyer purchases under Section 4.05 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e)Seller’s rights with respect to all Hydrocarbons produced from the Assets with respect to all periods prior to the Effective Time (other than Hydrocarbons in storage for which there is a Purchase Price adjustment pursuant to Section 9.02(a)(iii);

(f)all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Properties, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;

(g)except as described in Section 2.02(l), all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software (excluding SCADA historical databases included in the Files, but including SCADA software licenses), all radio and telephone equipment, SCADA and measurement technology, smartphones, tablets and other mobility devices, well communication devices, and any other information technology systems;

(h)all bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets;

(i)all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j)all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions);

(k)all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties;

(l)to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all audit rights of Seller arising under any of the Contracts or otherwise with respect to any period prior to the Closing or to any of the Excluded Assets;

(m)all geophysical and other seismic and related technical data and information relating to the Assets;

(n)documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, and/or any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(o)all amounts paid by any Third Party to Seller or its Affiliates as overhead for periods of time accruing prior to the Closing under any joint operating agreements;

(p)except for field offices described on Exhibit A – Part 8, any offices, office leases and any personal property located in or on such offices or office leases;

(q)any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, the SEI Agreements shall under no circumstances be deemed “Excluded Assets”;

(r)any debt instruments of Seller;

(s)all of the personnel files and personnel records of Seller;

(t)any Assets described in Section 2.02(d) or Section 2.02(e) that are not assignable;

(u)all Assets retained by Seller and not ultimately transferred to Buyer in accordance with the provisions of Article IV or Article V;

(v)all rights and obligations arising from the Seller Retained Disputes; and

(w)any assets, properties and matters described on Exhibit B.

Section 2.04Revenues and Expenses.  Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses and capital expenditures (in each case) attributable to the Assets for the period of time prior to the Effective Time and Excluded Capital Expenditures attributable to the Assets for the period of time prior to the Closing. Subject to the provisions hereof and the conditions and limitations set forth in this Agreement, from and after the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Operating Expenses and capital expenditures (other than Excluded Capital Expenditures), in each case, attributable to the Assets for the period of time from and after the Effective Time.  After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses and capital expenditures for which such Party is entirely or in part responsible under the terms of this Section 2.04.  After the Parties’ agreement upon the Final Settlement Statement and subject to Section 9.03(a), if either

Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within 30 days after the end of the calendar month in which such amounts were received, be paid over to the proper Party.  Each of Seller and Buyer shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.04 against amounts owing by the second Party to the first Party pursuant to this Section 2.04, but not otherwise.

Article III
CONSIDERATION

Section 3.01Purchase Price.  The consideration for (a) the purchase, sale and assignment of the Assets by Seller to Buyer and (b) the assumption by Buyer of the Assumed Obligations is $80,000,000 (the “Purchase Price”), as adjusted pursuant to this Agreement (the “Adjusted Purchase Price”).  The Adjusted Purchase Price, less the Deposit, shall be paid by Buyer to Seller at the Closing by means of a completed wire transfer in immediately available funds to the account of Seller as designated by Seller to Buyer in writing prior to the Closing.

Section 3.02Deposit.

(a)Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds with  Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”) the sum of $8,000,000, representing 10% of the Purchase Price (such amount, excluding any interest earned thereon, the “Deposit”).  Buyer, Seller and Escrow Agent shall enter into an agreement substantially in the form attached hereto as Exhibit G (the “Escrow Agreement”).  The Deposit shall be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.  If Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price at the Closing.

(b)If (i) all conditions precedent to the obligations of Buyer set forth in Section 8.02 have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of:  the failure of Buyer to perform, in any material respect, any of its obligations hereunder (including the failure of Buyer’s representations and warranties to be true and correct as set forth in Section 8.01) then, Seller shall have the right, at its option, (X) to terminate this Agreement and retain the Deposit, free of any claims by Buyer thereto as liquidated damages (and not as a penalty) as its sole and exclusive remedy, or (Y) in lieu of terminating this Agreement, seek specific performance by Buyer.  The provision for payment of liquidated damages in this Section 3.02(b) has been included because, in the event of a termination of this Agreement described in this Section 3.02(b), the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(c)If (i) all conditions precedent to the obligations of Seller set forth in Section 8.01 have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of:  the failure of Seller to perform, in any material respect, any of its obligations hereunder (including the failure of Seller’s representations and warranties to be true and correct as set forth in Section 8.02) then, Buyer shall have the right, at its option, (X) to terminate this Agreement and have the Deposit returned to it, free of any claims by Seller thereto as Buyer’s sole and exclusive remedy, or (Y) in lieu of terminating this Agreement, seek specific performance by Seller.

(d)If this Agreement is terminated by the mutual written agreement of Buyer and Seller or if the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 3.02(b) or Section 3.02(c), then Buyer shall be entitled to the immediate return of the Deposit, free of any claims by Seller with respect thereto.  Within ten (10) days of a termination of this Agreement as described in Section 3.02(c)(X) or this Section 3.02(d), Seller shall issue instructions to the Escrow agent releasing the Deposit, interest and any other amounts due to Buyer under the Escrow Agreement. Buyer and Seller shall thereupon have the rights and obligations set forth in Section 11.02.

Section 3.03Allocated Values.  Buyer and Seller agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit A – Part 1 and Exhibit A – Part 2.  The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit A – Part 1 or Exhibit A – Part 2 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein.

Section 3.04Purchase Price Allocation.  Seller and Buyer agree that the Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes shall be allocated among the Assets in accordance with Section 1060 of the Code and, to the extent allowed by applicable Law, in a manner consistent with the Allocated Values. The initial draft of such allocation shall be prepared by Buyer and shall be provided to Seller no later than sixty (60) days after the date that the Final Settlement Statement is delivered pursuant to Section 9.03. Seller shall have thirty (30) days after the receipt of the draft allocation to propose any changes to Buyer’s draft.  Buyer and Seller shall use commercially reasonable efforts to resolve any disputes with respect to such allocation.  If the Parties reach an agreement with respect to such allocation (as agreed, the “Allocation”), (i) the Parties shall update the Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the Allocation on all Tax Returns (including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code), and neither Seller nor Buyer shall take any position in any Tax Return that is inconsistent with the Allocation unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

Article IV
TITLE MATTERS

Section 4.01General Disclaimer of Title Warranties and Representations.  Except as set forth in the Assignments and without limiting Buyer’s remedies for Title Defects set forth in this Article IV, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) before Closing, shall be as set forth in Section 4.04(d) and (b) after Closing, shall be pursuant to the Special Warranty of title set forth in the Assignments.

Section 4.02Special Warranty.  If the Closing occurs, then the Assignments and the Deeds shall contain a special warranty of title effective as of the Closing Date, whereby Seller shall warrant Defensible Title to the Leases, Wells and Surface Interests, against every Person whomsoever lawfully claiming the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”). Notwithstanding the foregoing, Seller shall assign, quitclaim, sell, transfer, and relinquish unto Buyer on an “AS-IS, WHERE IS, WITH ALL FAULTS BASIS”, without any representation or warranty, all of Seller’s right, title and interest in and to the Quitclaim Assets.

Section 4.03Recovery on Special Warranty.  From and after the Closing Date, Buyer shall be entitled to furnish Seller written claim notices meeting the requirements of Section 4.04(a) setting forth any and all matters which Buyer intends to assert as a breach of Seller’s Special Warranty (collectively the “Special Warranty Notices” and individually a “Special Warranty Notice”).  Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer pursuant to this Section 4.03.  Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such breach but shall not be obligated to incur any third party costs and expenses in doing so.  For purposes of the Special Warranty, the value of the Wells and/or Leases set forth on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable shall be deemed to be the Allocated Value thereof, as may be adjusted herein.  Buyer’s recovery on the Special Warranty shall be limited to the Allocated Value of such Well or Lease, as may be adjusted herein, less any amounts recovered by Buyer with respect to such Well or Lease pursuant to Section 4.04(d).

Section 4.04Notice of Title Defects; Defect Adjustments.

(a)Title Defect Notices.  On or before the Title Defect Claim Date, Buyer must deliver claim notices to Seller meeting the requirements of this Section 4.04(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 4.04(a).  For all purposes of this Agreement and notwithstanding anything herein to the contrary but subject to the Special Warranty for claims discovered by Buyer after the Title Defect Claim Date, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Defect Claim Date.  To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Lease(s) or Well(s) (including the legal description of such Well and the Leases applicable to such Well as identified in Exhibit A – Part 1 or Exhibit A – Part 2, as applicable), or portion thereof, affected by such alleged Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property (which may be the aggregate Allocated Values if more than one Lease or Well is subject to a Title Defect), (iii) supporting documents or a sufficient description reasonably necessary for Seller to verify the existence of the alleged Title Defect (including, if applicable, reference to documents in Seller’s Files or the identification of any document Buyer reasonably believes is needed but missing from Seller’s Files), (iv) Buyer’s preferred manner of curing such Title Defect, and (v) the Title Defect Amount attributable to such alleged Title Defect and the computations upon which Buyer’s belief is based. For the avoidance of doubt, Title Defects may be based upon and supported by documents, records and information contained in or missing from Seller’s Files. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Defect Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the Special Warranty) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Defect Claim Date.  Buyer shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Properties prior to the Title Defect Claim Date.

(b)Title Benefit Notices.  Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”) and (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit, and the computations upon which Seller’s belief is based.  Other than any Title Benefits referred to in this Section 4.04(b) and any Title Benefits which Buyer is required to report to Seller pursuant to Section 4.04(a) and subject to Section 4.03, Seller shall be deemed to have waived any Title Benefit which Seller fails to assert as a Title Benefit by a Title Benefit Notice delivered to Buyer on or before the Title Defect Claim Date.

(c)Seller’s Right to Cure.

(i)Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any alleged Title Defects of which it has been advised by Buyer at any time prior to June 29, 2016 (the “Cure Period”).  During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Files in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects.  No reduction shall be made to the Purchase Price with respect to any Title Defect properly asserted in good faith prior to the Title Defect Claim Date for which (A) Seller has provided notice to Buyer prior to or on March 28, 2016 that Seller intends to attempt to cure the asserted Title Defect during the

Cure Period or (B) Seller has provided notice to Buyer prior to or on March 28, 2016 that Seller disputes the existence, in whole or in part, which notice shall include a description of the matters in dispute (each such notice described in Section 4.04(c)(i)(A) and (B), a “Cure Notice”).  An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.04(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect

(ii)At the Closing, in the event the aggregate amount of such Title Defect Amounts with respect to Title Defects for which Seller has provided a Cure Notice pursuant to Section 4.04(c)(i), subject to the limitations, threshold and deductible set forth in Section 4.04(i), plus the Remediation Amounts for Environmental Defects for which Seller has, pursuant to Section 5.01(b), provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure an asserted Environmental Defect during the Cure Period , subject to the limitation, threshold and deductible set forth in Section 5.01(e) (the “Defect Escrow Amount”) is greater than the Deposit, Buyer shall deposit with the Escrow Agent a portion of the Purchase Price equal to such excess.

(iii)At Closing, in the event the Deposit is greater than the Defect Escrow Amount, the Parties shall instruct the Escrow Agent to release to Seller an amount equal to the difference between the Deposit and the Defect Escrow Amount.

(iv)Upon cure of such Title Defects or Environmental Defects to Buyer’s reasonable satisfaction, or if it is determined by the Title Arbitrator or Environmental Arbitrator, as applicable, that such Title Defect or Environmental Defect has been cured, then Seller shall be entitled to a release from the Escrow Account of an amount that is equal to the amount Seller is entitled to pursuant to this Section 4.04 or Section 5.01 after taking into account any adjustment to the Purchase Price that may be required hereunder.

(v)If at the end of the Cure Period the relevant Title Defects or Environmental Defects are not cured as agreed by Seller and Buyer or if Seller and Buyer cannot agree, and it is determined by the Title Arbitrator or Environmental Arbitrator, as applicable, that such Title Defect is not cured at the end of the Cure Period, then in either case, Buyer shall be entitled to a release from the Escrow Account of an amount that is equal to the amount Buyer is entitled to (i) pursuant to this Section 4.04, which, with respect to any Title Defect determined in Buyer’s favor shall in no event be more than the Title Defect Amount claimed by Buyer for such Title Defect in the applicable Title Defect Notice or (ii) pursuant to Section 5.01, which, with respect to any Environmental Defect determined in Buyer’s favor shall in no event be more than the Remediation Amount claimed by Buyer for such Environmental Defect in the applicable Environmental Defect Notice.

(d)Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 11.01(e), in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.04(a) is not waived in writing by Buyer or cured by Seller prior to the Closing or the expiration of the Cure Period, as applicable, Seller shall, at its sole option, elect to:

(i)concede the existence of the Title Defect and subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price, by the Title Defect Amount determined pursuant to Section 4.04(g) or Section 4.04(j) with respect to such Title Defect Property or Title Defect Properties, as applicable (taking into account the results of any cures made by or on behalf of Seller with respect to such Title Defect Property or Title Defect Properties, as applicable); provided, if, at the Closing Date, Seller has not cured the Title Defect, but elects to cure such Title Defect during the Cure Period, the Parties shall instruct Escrow Agent to hold and, as applicable, disburse the Defect Escrow Amount to Seller in accordance with the provisions of Section 4.04(c);

(ii)subject to Buyer’s reasonable consent, indemnify Buyer against all Liability (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer (a “Title Indemnity Agreement”); or

(iii)if applicable, terminate this Agreement pursuant to Section 11.01(e).

(e)Remedies for Title Benefits.  With respect to each Title Benefit Property reported under Section 4.04(b), Buyer shall notify Seller in writing on or before 5:00 pm Central Time on March 28, 2016 whether Buyer (i) concedes the Title Benefit asserted therein, in which case the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 4.04(h) or Section 4.04(j) or (ii) disputes such Title Benefit in which case such Title Benefit shall be deemed to be a Title Dispute and the provisions of Section 4.04(j) shall apply.

(f)Exclusive Remedy.  Except for Buyer’s rights under Seller’s Special Warranty and Buyer’s right to terminate this Agreement pursuant to Section 11.01(e), the provisions set forth in Section 4.04(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter, and Buyer hereby waives any and all other rights or remedies with respect thereto.

(g)Title Defect Amount.  The amount attributable to the existence of a Title Defect shall be the “Title Defect Amount.” Title Defect Amounts shall be determined in accordance with the following terms and conditions (without duplication):

(i)if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)if the Title Defect is an Encumbrance that is liquidated in amount, then the Title Defect Amount shall be the amount necessary fully discharge the Encumbrance from the Title Defect Property;

(iii)if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable;

(iv)if the Title Defect represents a discrepancy between (A) the actual Net Acres for any Title Defect Property and (B) the Net Acres set forth on Exhibit A – Part 1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Acres decrease and the denominator of which is the Net Acres set forth on Exhibit A – Part 1;

(v)if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that the Title Defect Amount shall not be greater than the Allocated Value of the Title Defect Property;

(vi)the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)notwithstanding anything to the contrary in this Article IV, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

For the avoidance of doubt, the Title Defect Amount of a single, discrete Title Defect that affects multiple Leases and/or Wells shall be determined based on the aggregate amount of Allocated Values of the Leases and/or Wells so affected by such Title Defect.

(h)Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A – Part 1 or Exhibit A – Part 2, as applicable;

(iii)if the Title Benefit represents a discrepancy between (A) the actual Net Acres for any Title Benefit Property and (B) the Net Acres set forth in Exhibit A – Part 1, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Acres increase and the denominator of which is the Net Acres set forth on Exhibit A – Part 1; and

(iv)if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)Title Defect Threshold and Deductible.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $40,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless and until (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible.

(j)Title Dispute Resolution.  Seller and Buyer shall attempt to agree prior to Closing or the last day of the Cure Period, as applicable, on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure any alleged Title Defect (collectively “Title Disputes”).  If Seller and Buyer are unable to agree by Closing or the last day of the Cure Period, as applicable, the Title Disputes shall be exclusively and finally resolved pursuant to this Section 4.04(j).  There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience in oil and gas titles involving properties in the Pennsylvania and West Virginia portion of the Marcellus and Utica Shale Area, as selected by the mutual agreement of Buyer and Seller within ten (10) Business Days after Closing or the last day of the Cure Period (the “Title Arbitrator”).  If the Parties do not mutually agree upon the Title Arbitrator in accordance with this Section 4.04(j), the Houston, Texas office of the AAA shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable.  The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 4.04(j).  Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the applicable Title Dispute.  The proposed resolution of the applicable Title Dispute shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the applicable Title Dispute.  The Title Arbitrator’s determination shall be made within 30 days after submission of Title Disputes and shall be final and binding upon both Parties, without right of appeal. In making his determination with respect to any Title Dispute, the Title Arbitrator shall be bound by the rules set forth in Section 4.04(g) and Section 4.04(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination.  The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Title Disputes submitted by either Party, and the Title Arbitrator may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator.  The costs and expenses of the Title Arbitrator shall be borne 50% by Buyer and 50% by Seller.  To the extent the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 9.02, then within 10 days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Dispute, and, subject to Section 4.04(i), Buyer shall be entitled to withdraw from the Escrow Account the amount, if any, so awarded by the Title Arbitrator to Buyer, with respect to any Title Defect resolved in Buyer’s favor, and the balance of the funds paid into the Escrow Account shall be paid to Seller. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration that may be conducted pursuant to this Section 4.04(j), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 9.02 or this Section 4.04(j).

Section 4.05Casualty or Condemnation Loss.

(a)Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the Closing thereafter occurs, Seller, at Closing, shall pay to Buyer all sums actually paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnitees) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties.

Section 4.06Preferential Purchase Rights.  With respect to each Preferential Purchase Right set forth in Schedule 6.01(o), not later than 10 days after the Execution Date (and, with respect to each Preferential Purchase Right that is not set forth in Schedule 6.01(o) but is discovered by either Party after the Execution Date and before the Title Defect Claim Date, not later than 10 days after the discovery thereof), Seller shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

(a)If, prior to the Title Defect Claim Date, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies or the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded.  In such event, Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to the Title Defect Claim Date.  If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before the expiration of the Cure Period, the time for exercising such Preferential Purchase Right has expired and such Preferential Purchase Right has not been exercised, or if the Preferential Purchase Right has been waived, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before 10 Business Days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof), and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment or Deed, as applicable.

(b)All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired, in each case, prior to the Title Defect Claim Date, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

Section 4.07Consents to Assign.  With respect to each Consent set forth in Schedule 6.01(d), Seller, not later than 10 days after the Execution Date (and, with respect to each Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Title Defect Claim Date, not later than 10 days after the discovery thereof), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(a)If (A) Seller fails to obtain a Consent set forth in Schedule 6.01(d) (or any Consent that is not set forth in Schedule 6.01(d)  but is discovered by either Party after the Execution Date and before the Title Defect Claim Date) prior to the Title Defect Claim Date and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Buyer to be void or (2) the termination of a Lease or an Applicable Contract under the express terms thereof or (B) a Consent requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded.  In the event that any such Consent (with respect to an Asset excluded pursuant to this Section 4.07(a)) that was not obtained prior to the Title Defect Claim Date is obtained within 120 days following the Closing Date, then, within 10 Business Days after such Consent is obtained, (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment or Deed, as applicable.

(b)If Seller fails to obtain a Consent set forth in Schedule 6.01(d) (or any Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Title Defect Claim Date) prior to the Title Defect Claim Date and (A) the failure to obtain such Consent would not cause (1) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or (2) the termination of a Lease or an Applicable Contract under the express terms thereof and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(c)Prior to the Title Defect Claim Date, Seller shall use their commercially reasonable efforts, with reasonable assistance from Buyer, to obtain all Consents listed in Schedule 6.01(d) (and any Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Title Defect Claim Date); provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent.  Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

Article V
ENVIRONMENTAL

Section 5.01Environmental Defects.

(a)Assertions of Environmental Defects.  Buyer must deliver claim notices to Seller meeting the requirements of this Section 5.01(a) (collectively the “Environmental Defect Notices” and, individually, an “Environmental Defect Notice”) not later than the Environmental Defect Claim Date setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 5.01(a).  For all purposes of this Agreement, subject to Seller’s indemnification obligations in Section 12.04(b) with respect to clause (v) of the definition of “Designated Liabilities”,  Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Defect Claim Date, with such liabilities being “Buyer’s Assumed Environmental Liabilities.”  To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect (including the applicable Environmental Law violated thereby) and the Assets affected by such alleged Environmental Defect, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents or a sufficient description reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect.  Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.  To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the

Environmental Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Defect Claim Date.

(b)Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any alleged Environmental Defects of which it has been advised by Buyer at any time on or before the expiration of the Cure Period.  During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Files in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Environmental Defects.  No reduction shall be made to the Purchase Price with respect to any Environmental Defect properly asserted in good faith prior to the Environmental Defect Claim Date for which (A) Seller has provided notice to Buyer prior to or on March 28, 2016 that Seller intends to attempt to cure the asserted Environmental Defect during the Cure Period or (B) Seller has provided notice to Buyer prior to or on March 28, 2016 that Seller disputes the existence, in whole or in part, which notice shall include a description of the matters in dispute.  An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 5.01(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(c)Remedies for Environmental Defects.  Subject to Seller’s continuing right to dispute, and Buyer’s continuing right to waive, the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to Seller’s right to cure pursuant to Section 5.01(b) and the rights of the Parties pursuant to Section 11.01(e), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 5.01(a) is not waived in writing by Buyer or cured prior to the Closing or the expiration of the Cure Period, as applicable, Seller shall, at its sole option, elect to:

(i)concede the existence of the Environmental Defect and, subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount; provided, if, at the Closing Date, Seller has not cured the Environmental Defect, but elects to cure such Environmental Defect during the Cure Period, the Parties shall instruct Escrow Agent to hold and, as applicable, disburse the Defect Escrow Amount to Seller in accordance with the provisions of Section 4.04(c);

(ii)subject to Buyer’s reasonable consent, indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Assets pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer (each, an “Environmental Indemnity Agreement”);

(iii)if the aggregate Remediation Amounts attributable to the  Environmental Defects upon a single Asset exceed the Allocated Value of such Asset, retain such Asset, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset; or

(iv)if applicable, terminate this Agreement pursuant to Section 11.01(e).

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute part of the Assumed Obligations.

Subject to Seller’s continuing right to dispute pursuant to Section 5.01(f), and Buyer’s continuing right to waive, the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to Seller’s right to cure pursuant to Section 5.01(b), Buyer shall have the right to elect to exclude an Asset with respect to which (i) Buyer has asserted one or more Environmental Defects and (ii) the aggregate Remediation Amounts for Environmental Defects affecting such Asset exceed the Allocated Value of such Asset, in which event Seller shall retain such Asset and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset (a “Buyer Exclusion Election”); provided, that Buyer may exercise a maximum of two (2) Buyer Exclusion Elections.

(d)Exclusive Remedy.  Except for Buyer’s rights to terminate this Agreement pursuant to Section 11.01(e) and Seller’s indemnification obligations in Section 12.04(b) with respect to clause (v) of the definition of “Designated Liabilities”, the provisions set forth in Section 5.01(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or other environmental matter.

(e)Environmental Deductibles.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller and Title Defect Properties retained by or reassigned to Seller, as applicable, pursuant to Section 4.04(d)(i)), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible.

(f)Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on (i) all Environmental Defects and Remediation Amounts prior to Closing or the last day of the Cure Period, as applicable, and (ii) the adequacy of any cure by Seller of any asserted Environmental Defect prior to the end of the Cure Period (items (i) and (ii), collectively, the “Disputed Environmental Matters”).  If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure an asserted Environmental Defect after Closing), the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 5.01(f).  There shall be a single arbitrator, who shall be an environmental attorney with at least ten years’ experience in environmental matters involving oil and gas producing properties in the Pennsylvania or West Virginia portion of the Marcellus and Utica Shale Area, as selected by the mutual agreement of Buyer and Seller within ten (10) Business Days after the Closing Date or the end of the Cure Period, as applicable (the “Environmental Arbitrator”).  If the Parties do not mutually agree upon the Environmental Arbitrator in accordance with this Section 5.01(f), the Houston, Texas office of the AAA shall appoint such Environmental Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable.  The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.01(f).  The Environmental Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 5.01 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator.  The costs and expenses of the Environmental Arbitrator shall be borne 50% by Buyer and 50% by Seller.  To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 9.02, then within 10 Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and, subject to Section 5.01(e), (x) Buyer shall be entitled to withdraw from the Escrow Account the amount, if any, so awarded by the Environmental Arbitrator to Buyer, with respect to any Environmental Defect resolved in Buyer’s favor, and the balance of the funds paid into the Escrow Account shall be paid to Seller.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 5.01(f), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 9.02 or this Section 5.01(f).

Section 5.02NORM, Asbestos, Wastes and Other Substances.  Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances.  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.  The wells, materials, and equipment located on the Assets or included in the Assets may contain asbestos, NORM and other wastes or Hazardous Substances.  NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of any affected environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.  Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM or asbestos-containing materials that are non-friable, unless and only to the extent such presence of NORM or asbestos-containing materials that are non-friable constitutes an Environmental Condition resulting in a violation of Environmental Laws.

Article VI
REPRESENTATIONS AND WARRANTIES

Section 6.01Representations and Warranties of Seller.  Subject to the matters specifically listed or disclosed in the Schedules (as added, supplemented or amended pursuant to Section 7.08), Seller represents and warrants to Buyer, as of the Execution Date and the Closing Date, as follows:

(a)Organization.  Seller is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b)Qualification.  Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary.

(c)Authorization.  The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Seller’s governing body and under its organizational documents.

(d)Consents.  Other than (i) as set forth on Schedule 6.01(d), and (ii) Customary Post-Closing Consents, Seller is not required to (A) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (B) obtain any consent from any other Third Party (in each case) in order for Seller to consummate the transactions contemplated by this Agreement (each, a “Consent”).

(e)Enforceability.  This Agreement has been duly executed and delivered by Seller, and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity.

(f)Noncontravention.  Except as described on Schedule 6.01(f), except where the same would not have a Material Adverse Effect, and assuming (i) compliance with all consent requirements and preferential rights to purchase or similar rights applicable to the transactions contemplated hereby and (ii) the release at the Closing of the mortgages and security interests upon the Assets securing Seller’s and/or its Affiliates’ credit facilities or other indebtedness for borrowed money, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Seller will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under:  (A) any applicable Law, (B) the organizational documents of Seller, or (C) any Material Contract.

(g)Disputes.  Except for the matters described on Schedule 6.01(g) Parts 1 and 2, as of the Execution Date, there are no written claims, suits, actions, litigation, or arbitration, judicial, administrative or otherwise, or any orders, decrees or judgments and, to Seller’s Knowledge, disputes, or investigations, in each case, that are pending or, to Seller’s Knowledge, threatened against (i) Seller that are attributable to, or would affect, Seller’s ownership or operation of the Assets or (ii) the Assets.

(h)Brokers’ Fees.  Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer will be liable or obligated.

(i)Taxes.  Except as described on Schedule 6.01(i),

(i)(a) all Asset Taxes that have become due and payable prior to the Effective Time have been duly paid, (b) all Tax Returns with respect to Asset Taxes required to be filed prior to the Effective Time have been timely filed; and (c) all such Tax Returns were true, correct and complete in all material respects;

(ii)no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending;

(iii)there are no Encumbrances (other than Permitted Encumbrances) on any of the Assets attributable to Taxes;

(iv)none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; and

(v)the Seller is not a foreign person within the meaning of Code section 1445.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 6.01(i) are the only representations and warranties in this Agreement with respect to Tax matters.

(j)Burdens.  Except as described on Schedule 6.01(j), to Seller’s Knowledge, all Burdens (other than back-in and reversionary interests which are not measured by production) owed by Seller with respect to the Assets have been paid (other than royalties held in escrow or suspense accounts) in all material respects.

(k)Hydrocarbon Sales.  Except as described on Schedule 6.01(k), Seller is not obligated by virtue of a production payment or any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving payment for the production commensurate with Seller’s ownership in and to the Assets.

(l)Compliance with Laws.  Except as described on Schedule 6.01(l):

(i)all material filings and notices relating to the Assets, or the ownership or operation thereof, required to be made by Seller with all applicable state and federal agencies have been made by or on behalf of Seller, or if Seller is not the operator thereof, if required to be made by any Third Party operator, to the Knowledge of Seller, have been made by or on behalf of such operator.  Seller is not, and to the Knowledge of Seller, no Third Party operator of the Assets is, in material violation of any Law with respect to the Assets.  Seller has not received any unresolved written notice of any such violation.  Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 6.01(l)with respect to any matters relating to the environment or Environmental Law, which representations and warranties are set forth in Section 6.01(cc).

(ii)Seller holds or if Seller is not the operator thereof, to the Knowledge of Seller, the applicable Third Party operator holds, all of the material Permits necessary for the operation of the Assets as currently conducted. There are no proceedings pending or, to the Knowledge of Seller, threatened that are reasonably expected to result in the revocation, cancellation, suspension or modification of the Permits.

(m)Contracts.  Exhibit A – Part 4 is a true and complete list of all Material Contracts as of the Execution Date.  Except as expressly set forth on Schedule 6.01(m), (i) each Material Contract is a valid and binding agreement of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally or equitable principles; (ii) Seller has performed, and to the Knowledge of Seller, every other party has performed, each material term, covenant and condition of each of the Material Contracts that is to be performed by Seller or such other party at or before the

Execution Date; (iii) no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a material breach by Seller or, to Seller’s Knowledge, any other party, under any of the Material Contracts and Seller has not received any written notice alleging any material breach by Seller of such Material Contracts that has not been previously cured or otherwise resolved; and (iv) Seller does not intend, and has not received written notice that any other party to a Material Contract intends, to cancel or terminate such Material Contract.

(n)AFEs.  Schedule 6.01(n) contains a true and correct list as of the Effective Time of all outstanding material calls or payments under authorities for expenditures (collectively, “AFEs”) relating to the Assets that are due or that Seller has committed to make. For the purposes of this Section 6.01(n), an AFE shall be deemed material if, net to Seller’s interest, such AFE exceeds $75,000 and such AFE is (or was as of the Effective Time) valid and outstanding.

(o)Preferential Purchase Rights.  Other than as set forth on Schedule 6.01(o), there are no preferential rights to purchase or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (“Preferential Purchase Rights”).

(p)Imbalances.  Except as set forth on Schedule 6.01(p), there are no Imbalances associated with the Assets as of the Effective Time which require payment from Buyer to a Third Party or for which Buyer would otherwise be responsible.

(q)Payout Balances.  Schedule 6.01(q) contains a list of the estimated status of any “payout” balance, as of the dates shown in such Schedule, for each Property that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(r)Plugging and Abandonment.  Except as set forth in Schedule 6.01(r), as of the Execution Date, there are no Wells operated by Seller located on the Leases that:

(i)Seller has received an order from any Governmental Authority requiring that such Well be plugged and abandoned;

(ii)were producing as of the Effective Time, but that as of the Execution Date are shut in and have been for more than 30 days, or temporarily abandoned; or

(iii)have been plugged and abandoned by Seller but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Assets.

(s)Calls.  Except for the settlement of any Imbalances, Seller has not granted to any Person any call upon, option to purchase, or similar rights with respect to any portion of the production from the Assets operated by Seller.

(t)Non-Consent Operations.  As of the Execution Date, Seller has not made an election not to participate in any operation or activity proposed to Seller with respect to the Properties which could result in any of Seller’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election by Seller not to participate in such operation or activity.

(u)Revenues.  Seller is receiving all revenues attributable to sales of Hydrocarbon production from the Assets in the ordinary course of business without suspense.

(v)Current Bonds.  Schedule 6.01(v) lists all surety bonds, letters of credit and other similar instruments maintained by Seller or any of its Affiliates with respect to the Assets.

(w)Suspense Funds.  Except as set forth on Schedule 6.01(w), as of the Effective Time, Seller does not hold any Suspense Funds with respect to any of the Assets.

(x)Condemnation. Except as set forth on Schedule 6.01(x), there are no pending, or to the Knowledge of Seller, threatened condemnation actions or actions for taking under right of eminent domain with respect to the Assets.

(y)Bankruptcy.  There is no pending or, to Seller’s Knowledge, threatened action for the dissolution, liquidation, or insolvency of Seller.

(z)Liens.  Except as set forth on Schedule 6.01(z), Seller owns the Assets free and clear of all Encumbrances securing any indebtedness with respect to borrowed money of Seller or any Affiliate of Seller.

(aa)Offset Obligations.  To Seller’s Knowledge, other than any continuous drilling obligation that may be set forth in a Lease, Seller is not under (i) any current obligation to drill an offset well pursuant to any offset drilling obligations with respect to the Assets or (ii) any obligation to pay compensatory royalties resulting from any such offset drilling obligations.

(bb)Quitclaim Assets.  To Seller’s Knowledge, Exhibits A Parts 1 – 9 do not describe any Quitclaim Assets.

(cc)Environmental Matters.  Except as described on Schedule 6.01(cc), as of the Execution Date, Seller has not received any written notice of material violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Authority.  This Section 6.01(cc) is the sole and exclusive representation by Seller or its Affiliates with respect to any Environmental Law or environmental matter.

(dd)Mechanics Liens; Materialmen’s Liens.  To Seller’s Knowledge, there are no Seller obligations accrued prior to the Effective Time, which have not been paid and discharged by Seller, to vendors, carriers, warehousemen, repairmen, mechanics, workmen or other contractors incident to the construction on or improvement of any Property.

Section 6.02Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware.

(b)Qualification.  Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary.

(c)Authorization / Consents.  The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents.  Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority or, except as set out in Schedule 6.02(c) hereto, any Third Party in order for Buyer to consummate the transactions contemplated by this Agreement.

(d)Enforceability.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)Noncontravention.  Except where same would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under:  (i) any applicable Law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer.

(f)Disputes.  There are no written claims, suits, actions, litigation, or arbitration, judicial, administrative or otherwise, or any orders, decrees or judgments and, to Buyer’s Knowledge, disputes, or investigations, in each case, that are pending or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g)Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller will be liable or obligated.

(h)Financing.  Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Purchase Price to Seller at the Closing.

(i)Investment.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, other than the representations and warranties of Seller in Section 6.01, Buyer has relied solely on the basis of its own independent valuation and due diligence investigation of the Assets.

(j)Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended.  Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.

Article VII
CERTAIN COVENANTS

Section 7.01Access.

(a)From and after the Execution Date and up to and including the Environmental Defect Claim Date (or earlier termination of this Agreement pursuant to the terms herein) but subject to the other provisions of this Section 7.01 and obtaining any required consents of Third Parties, including Third Party operators of the Properties (which consents Seller shall request if requested to do so by Buyer but with respect to which Seller shall not be obligated to expend any monies), Seller shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Properties and all Files in Seller’s possession at such time to the extent necessary to conduct the title or environmental review described in Article IV and Article V.  All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b)From the Execution Date to the Environmental Defect Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Properties shall be limited to undertake a Phase I Environmental Site Assessment of the Properties conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller and may include only visual inspections and record reviews relating to the Properties.  In conducting such inspection, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM).  Seller or Seller’s designee shall have the right to be present during any stage of the assessment.  Buyer shall give Seller reasonable prior written notice before gaining physical access to any of the Properties, and Seller or its designee shall have the right but not the obligation to accompany Buyer and Buyer’s Representatives whenever Buyer and/or Buyer’s Representative gain physical access to any Property.  Notwithstanding anything contained herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any inspections (including any Phase I Environmental Site Assessment) with respect to, any Property with respect to which Seller does not have the authority to grant access for such due diligence; provided that Seller shall request access rights from Third Parties for Buyer to conduct such inspections (including any Phase I Environmental Site Assessment) with respect to, such Property.  If, following the conduct of the Phase I Environmental Site Assessment, Buyer reasonably believes that any Phase II environmental examination or investigation is necessary for it to conduct its due diligence investigation of any of the Properties in order to determine the existence and/or magnitude of an Environmental Defect, Buyer shall furnish to Seller for its consideration a proposed scope of such Phase II examination or investigation, including a reasonable description of such examination or investigation and a description of the approximate locations of any sampling to be conducted.  Seller will use its commercially reasonable to consider such proposal.

(c)Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators, as applicable, to minimize any inconvenience to or interruption of the conduct of business by Seller or any such Third Party operator.  Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets and, to the extent required by Seller or any Third Party operator, execute and deliver any access and bonding agreement required by Seller or any such Third Party operator, in each case before conducting Buyer’s assessment on such Assets in accordance with this Section 7.01.

(d)Buyer hereby indemnifies, defends, and holds harmless each Seller Indemnitee, Third Party operators, and all co-owners of the Assets from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNITEE, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNITEE.

(e)Buyer acknowledges that any entry into Seller’s offices or onto the Assets shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnitees shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement.  Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnitees for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNITEE, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNITEE.

(f)Buyer agrees to promptly provide Seller, but in no event less than five days after receipt or creation thereof by Buyer or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm), copies of all final reports and test results prepared by Buyer and/or any of Buyer’s Representatives, which contain data collected or generated from Buyer’s and/or any of Buyer’s Representatives’ due diligence with respect to the Assets, including all environmental and title reports.  Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(g)Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damage done to any Assets in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of any such due diligence, and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence.  Any disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(h)During all periods that Buyer and/or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) are on the Assets, Buyer shall maintain, at its sole cost and expense, and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller.  Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Indemnitees as additional insureds, (iii) waive subrogation against the Seller Indemnitees, and (iv) provide for 30 days prior written notice to Seller in the event of cancellation, expiration, or modification of the policy or reduction in coverage.  Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

Section 7.02Confidentiality.  Buyer hereby adopts and agrees to be bound by, the Confidentiality Agreement with the same force and effect as if Buyer was originally a party thereto and originally subject thereto, and Buyer shall be subject to the same obligations as TH Exploration, LLC.  Buyer acknowledges that, by virtue of its right of access to the Files and the

Assets hereunder, Buyer will become privy to confidential and other information of Seller and its Affiliates and that such confidential information shall be held confidential by Buyer and Buyer’s and its Affiliates and their respective officers, employees, agents, advisors or representatives in accordance with the terms of the Confidentiality Agreement.  If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets), and Seller shall send a written request to Tudor, Pickering, Holt & Co., LLC and any other parties given access to or copies of such confidential information by Tudor, Pickering Holt & Co., LLC, to return or destroy such parties’ copies thereof.

Section 7.03Dispositions of Assets.  During the Interim Period, Seller shall not, without the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed), transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for (a) sales and dispositions of Hydrocarbon production in the ordinary course of business, or (b) sales of equipment that is no longer necessary in the operation of the Assets and for which replacement equipment is obtained.

Section 7.04Operations.

(a)During the Interim Period, Seller shall (i) use commercially reasonable efforts to (x) operate and maintain the Assets operated by Seller, or (y) cause any applicable third party operator to operate and maintain the Assets, in the ordinary course of business, consistent with past practices as a reasonably prudent operator and in compliance with all applicable Laws, provided that in no event will Seller operate the Assets in such a way that the aggregate monthly recurring lease Operating Expenses in respect of all Wells operated by Seller for any thirty (30) day period (excluding expenses associated with (i) new Wells brought online within the previous 90 days, (ii) a Non-Recurring Event, or (iii) a response an emergency) exceeds 110% of the monthly average of aggregate monthly lease Operating Expenses in respect of Wells operated by Seller for each of November 2015, December 2015, and January 2016, and there shall be no adjustment to the Purchase Price in excess of such amount pursuant to this Agreement (ii) provide prompt notice to Buyer of any written notice received by Seller of any material claims, demands, defaults, obligations, or suits asserting any breach of contract, tort, or violation of Law or suit that, in each case, directly impacts any of the Assets, (iii) provide Buyer with written notice of any Third Party AFEs in excess of $75,000 (net to Seller’s interest), and (iv) provide to Buyer copies of all Production reports, Well inspections and any other reports or inspections related to the Assets and required by Governmental Authorities for 2015.  For the purposes of this Section 7.04(a), a “Non-Recurring Event” shall mean an event which does not occur at least once for each month during a given year.

(b)During the Interim Period, except as set forth on Schedule 7.04, Seller shall not, without Buyer’s prior consent (i) propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost Seller in excess of $75,000 (net to Seller’s interest); (ii) consent to any operation or capital expenditure with respect to the Assets reasonably expected to cost Seller in excess of $75,000 (net to Seller’s interest) that is proposed by any Third Party, or elect not to participate in any operation with respect to the Assets that is proposed by any Third Party; (iii) enter into any contract that would constitute a Material Contract hereunder or materially amend any Material Contract, including the Atinum JOA, the Atinum Participation Agreement and any related agreement; (iv) enter into any contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 in the aggregate during the term of such contract; (v) enter into any contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 in the aggregate during the term of such contract; except in each case of subsections (i) through (iv) above, where such operation is (A) in connection with an AFE listed in Schedule 6.01(n), (B) in response to an emergency or required by a Governmental Authority, or (C) is necessary to maintain or prevent forfeiture of a Lease or other Asset; (vi) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets; (vii) mortgage or pledge as security for indebtedness for borrowed money, any of the Assets; (viii) or create any Encumbrance, except for the Permitted Encumbrances, on any of the Assets; (ix) enter into a partnership agreement, joint venture agreement, joint development agreement, exploration agreement, participation agreement, or contract similar to the Atinum Participation Agreement or Atinum JOA, in connection with the Assets with Atinum; (x) make any settlement, compromise, admission or acknowledgment with respect to the Buyer Assumed Disputes that would materially impair the ownership or use of the relevant Asset for the purposes for which it is currently owned and operated, (xi) undertake any operation reasonably expected to cause Seller to incur Excluded Capital Expenditures in excess of $100,000 (net to Seller’s interest), in the aggregate during the Interim Period; or (xii) incur any Lease Acquisition Costs in excess of $100,000 (net to Seller’s interest), in the aggregate during the Interim Period.

(c)Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or Affiliates of Seller shall not constitute a breach of the provisions of this Section 7.04, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.04.

(d)Seller shall not, without Buyer’s prior consent (which shall not be unreasonably withheld, delayed, or denied), make any settlement, compromise, admission or acknowledgment with respect to the Seller Retained Disputes that would materially impair the ownership or use of the relevant Asset for the purposes for which it is currently owned and operated

Section 7.05Governmental Bonds.  Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets, are transferable or are to be transferred to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates.  In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities for Buyer to own and, where appropriate, operate, the Assets.

Section 7.06Employee Matters.  From the date of this Agreement until the date that is ten Business Days prior to the anticipated Closing Date (the “Offer Period”), Buyer and its Affiliates shall have the right, in the sole discretion of Buyer, to make an offer of employment to any of the employees of Seller of its Affiliates whose names are set forth on Schedule 7.06 (“Potential Offered Employees”), which offer will be effective as of and expressly conditioned upon the completion of the Closing.  Promptly following the end of the Offer Period, Buyer shall inform Seller in writing of which Potential Offered Employees have accepted an offer of employment with Buyer or an Affiliate of Buyer (“Designated Employees”).  Buyer shall be solely liable for all costs, liabilities or other obligations relating to the employment of any Designated Employees on or after the Closing Date.

Section 7.07Non-Solicitation of Employees.  From and after the date of this Agreement until the date that is 12 months after the Closing Date or the date this Agreement is terminated pursuant to Section 11.01 (except as otherwise provided in Section 7.06), neither Party nor its Affiliates may solicit or hire any officer or employee of the other Party or its Affiliates without first obtaining the prior written consent of such Party; provided that this prohibition shall not apply to offers of employment made by either Party or its Affiliates pursuant to a general solicitation of employment to the public or the industry.

Section 7.08Amendment to Schedules.  Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8.02 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

Section 7.09Knowledge of Breach.  Buyer will notify Seller promptly in writing and in reasonable detail promptly after Buyer or TH Exploration LLC, or any of their respective officers or representatives, obtains knowledge that any representation, warranty, covenant, or other agreement of Seller contained in this Agreement is, becomes, or will be untrue, or has been or may be breached, as applicable, in any material respect on or before the Closing Date.  No breach of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and none of Buyer Indemnitees shall have any claim or recourse against Seller or any Affiliate of Seller, or their respective directors, officers, employees, Buyers, controlling persons, agents, advisors or representatives with respect to such breach, if Buyer or TH Exploration LLC, or any of their respective officers or representatives, had knowledge prior to the execution of this Agreement of such breach or of the threat of such breach or the circumstances giving rise to such breach.

Section 7.10Non-Competition.  Except with respect to any Excluded Assets, Seller agrees that, commencing on the Closing Date and ending on the date that is 18 months after the Closing Date, without the prior written consent of Buyer, Seller shall not, and shall cause its Affiliates not to, acquire (A) any of the following interests in lands located in Marshall, Wetzel, Doddridge, Harrison, Lewis, Marion, and Monongalia Counties, West Virginia and Greene, Butler, Fayette, Somerset, and Clearfield Counties, Pennsylvania: (i) oil and gas fee mineral interests; (ii) interests in oil, gas and/or mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, carried interests and other interests in production of Hydrocarbons; (iii) interests in lands covered by the leases referred to in clause (ii); (iv) interests in oil or gas wells, condensate wells, water source wells or water or other types of injection wells; (v) interests in any pools or units; or (vi) interests in pipelines, gathering, processing and compression systems (Section 7.10(A)(i) through (vi) collectively, the “Oil and Gas Interests”) or (B) the equity interests in any Person by purchase, merger, or other acquisition in which 50% or more of the fair market value of the assets and property of such Person constitutes Oil and Gas Interests; provided, however, that the provisions of this Section 7.10 shall not apply to any transaction involving other properties included in a wider transaction of which the properties that would otherwise constitute Oil and Gas Interests are not more than 20% of the value of such transaction (i.e., a “package deal”).

Section 7.11Atinum Assignments.  Notwithstanding anything to the contrary herein, including Section 7.03, Seller shall, without the prior consent of Buyer, be entitled to transfer those interests to be transferred to Atinum or its Affiliates pursuant to the Atinum Participation Agreement, which are described on Schedule 7.11.

Section 7.12Buyer Assumed Disputes.  At Closing, Buyer shall deposit with the Escrow Agent a portion of the Purchase Price in the amount of Four Hundred Five Thousand and 00/100 Dollars ($405,000.00), which represents the sum of (x) $150,000, which represents the amount to be escrowed in connection with item 1 of Schedule 6.01(g), Part 2 (the “Item 1 Escrow Amount” and the associated dispute, the “Item 1 Dispute”) and (y) $255,000, which represents the amount to be escrowed in connection with item 2 of Schedule 6.01(g), Part 2 (the “Item 2 Escrow Amount” and the associated dispute, the “Item 2 Dispute”), to be held in escrow pending Buyer’s resolution of the Item 1 Dispute and/or the Item 2 Dispute.  Upon the final settlement or other resolution of the Item 1 Dispute or the Item 2 Dispute, Buyer shall notify Seller of such resolution and provide Seller with a reasonably detailed accounting of the amounts incurred by Buyer in defending, resolving and settling the Item 1 Dispute or the Item 2 Dispute, as applicable (including, without limitation, settlement amounts, attorneys’ fees and costs) (in each case, the “Resolution Costs” for the applicable dispute).  In the event the applicable Resolution Costs for the Item 1 Dispute or the Item 2 Dispute, in the aggregate, equal or exceed the Item 1 Escrow Amount or the Item 2 Escrow Amount, as applicable, the entire Item 1 Escrow Amount or Item 2 Escrow Amount, as applicable, shall be released to Buyer.  In the event the applicable Resolution Costs for the Item 1 Dispute or the Item 2 Dispute, are less than the Item 1 Escrow Amount or the Item 2 Escrow Amount, as applicable, (i) an amount equal to the applicable Resolution Costs for the Item 1 Dispute or the Item 2 Dispute shall be released to Buyer, and (ii) the balance of the Item 1 Escrow Amount or Item 2 Escrow Amount, as

applicable, shall be released to Seller. Seller agrees to reasonably cooperate with any attempt by Buyer to resolve the Buyer Assumed Disputes, but shall not be obligated to incur any third party costs and expenses in doing so.  In the event that either the Item 1 Dispute or the Item 2 Dispute is not resolved or settled by the end of the term of the Escrow Agreement, the Parties agree to extend such term to accommodate the resolution or settlement of the Item 1 Dispute or the Item 2 Dispute, as applicable.

Article VIII
CONDITIONS TO CLOSING

Section 8.01Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)Representations.  The representations and warranties of Buyer set forth in Section 6.02 shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b)Performance.  Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

(c)Pending Matters.  No suit, action or other proceeding (instituted by a Person other than Seller or its Affiliates) shall be pending that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)Execution and Delivery of Closing Documents.  Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller all of the documents described in Section 9.04 and Buyer shall be ready, willing and able to deliver to Seller the Adjusted Purchase Price.

(e)Performance Bonds.  Buyer shall have obtained, or caused to be obtained, in the name of Buyer, replacements for Seller’s and/or Seller’s Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 7.05.

(f)Title Defects and Environmental Defects.  The sum of (I)(a) all asserted Casualty Losses that occur after the Execution Date but prior to the Closing Date (net of any sums paid to Seller by Third Parties in respect of such Casualty Losses), plus (b) the aggregate Allocated Values of Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to Section 4.06(a), plus (c) the aggregate

Allocated Values of Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to Section 4.07(a), plus (d) the aggregate Allocated Values of Assets that are retained by Seller pursuant to Section 5.01(c)(iii), plus (e) the aggregate Allocated Values of Assets excluded by Buyer pursuant to a Buyer Exclusion Election under Section 5.01(c), and (II) with respect to the following items set forth in this sub-clause (II), subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 4.04(d)(i) prior to the Closing or if not so determined prior to the Closing, as asserted by Buyer in its reasonable opinion in the applicable Title Defect Notice, less (b) the sum of all Title Benefit Amounts determined under Section 4.04(e) prior to the Closing or if not so determined prior to the Closing, as asserted by Seller in its reasonable opinion in the applicable Title Benefit Notice, plus (c) all Remediation Amounts for Environmental Defects determined under Section 5.01(c)(i) prior to the Closing or if not so determined prior to the Closing, as asserted by Buyer in its reasonable opinion in the applicable Environmental Defect Notice, shall be less than 20% of the Purchase Price (“Seller’s Walk Right”).

Section 8.02Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)Representations.  The representations and warranties of Seller set forth in Section 6.01 shall be true and correct (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

(b)Performance.  Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

(c)Pending Matters.  No suit, action or other proceeding (initiated by a Person other than Buyer or its Affiliates) shall be pending that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)Execution and Delivery of Closing Documents.  Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.03.

(e)Title Defects and Environmental Defects.  The sum of (I)(a) all asserted Casualty Losses that occur after the Execution Date but prior to the Closing Date (net of any sums paid to Seller by Third Parties in respect of such Casualty Losses), plus (b) the aggregate Allocated Values of Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to Section 4.06(a), plus (c) the aggregate Allocated Values of Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to Section 4.07(a), plus (d) the aggregate Allocated Values of Assets that are retained by Seller pursuant to Section 5.01(c)(iii), plus (e) the aggregate Allocated Values of Assets excluded by Buyer pursuant to a Buyer Exclusion Election under Section 5.01(c), and (II) with respect to the following items set forth in this sub-clause (II), subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 4.04(d)(i) prior to the Closing or if not so determined prior to the Closing, as asserted by Buyer in its reasonable opinion in the applicable Title Defect Notice, less (b) the sum of all Title Benefit Amounts determined under Section 4.04(e) prior to the Closing or if not so determined prior to the Closing, as asserted by Seller in its reasonable opinion in the applicable Title Benefit Notice, plus (c) all Remediation Amounts for Environmental Defects determined under Section 5.01(c)(i) prior to the Closing or if not so determined prior to the Closing, as asserted by Buyer in its reasonable opinion in the applicable Environmental Defect Notice, shall be less than 20% of the Purchase Price (“Buyer’s Walk Right”).

(f)PPG Lease Consent.  Seller shall have obtained, prior to Closing, written consent to assign the Oil and Gas Lease and Operations Agreement by and between PPG Industries, Inc., as Lessor and Gastar Exploration USA, Inc., as Lessee, dated February 25, 2011, as amended.

Article IX
CLOSING

Section 9.01Time and Place of Closing.  If the conditions referred to in Article VIII have been satisfied or waived in writing, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Seller located at 1331 Lamar Street, Suite 650, Houston, Texas 77010, at 10:00 a.m., Houston time, on March 31, 2016 or such earlier or later date as is mutually agreed by the Parties (the “Closing Date”).

Section 9.02Closing Statement; Adjustments to Purchase Price at Closing.  Seller shall prepare and deliver to Buyer not later than noon Central Time on March 24, 2016, a preliminary statement which sets forth Seller’s good faith estimate of the adjustments of the Purchase Price (provided that estimates of the adjustments with respect to Title Defects, Title Benefits or Environmental Defects will be provided no later than March 29, 2016) made in accordance with the following provisions (the “Closing Statement”):

(a)the Purchase Price shall be increased in the following amounts (without duplication):

(i)Subject to the terms and conditions of Section 7.04, all costs and expenses, including Operating Expenses, capital expenditures (but excluding the Excluded Capital Expenditures), and lease extension costs paid by Seller  that are

(A) attributable to the Assets and (B) attributable to any period of time from and after the Effective Time;

(ii)the Overhead Costs that are (A) attributable to the Assets and (B) attributable to any period of time from and after the Effective Time up to the Closing Date;

(iii)an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory), in each case that are, as of the Effective Time, (A) upstream of the pipeline connection or (B) upstream of the sales meter, if any, the value to be based upon, if sold during the Interim Period, the net proceeds received by Seller, or if not sold during the Interim period, the contract price in effect as of the Effective Time (or the average price paid to Seller in connection with the sale of such Hydrocarbons, if there is no contract price, during the Interim Period), net of amounts payable as Burdens on such production;

(iv)the sum of all Title Benefit Amounts of any Title Benefits for which the Title Benefit Amounts have been determined;

(v)the amount of all Asset Taxes allocated to Buyer in accordance with Section 14.01 but paid or otherwise economically borne by Seller;

(vi)an amount equal to $331,442.00, which represents (A) one-half of the value of drill pipe inventory, and (B) the value of other miscellaneous inventory, stored on the Properties, as set forth on Schedule 9.02(a);

(vii)an amount equal to the sum of all unreimbursed Lease Acquisition Costs paid by Seller with respect to any Assets acquired by Seller during the Interim Period; and

(viii)any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

(b)the Purchase Price shall be decreased in the following amounts (without duplication):

(i)except for any Excluded Asset, the amount of all proceeds received by Seller with respect to the Assets (A) that are attributable to the period of time from and after the Effective Time or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 9.02(a)(ii), in each case, net of expenses (other than Operating Expenses, capital expenditures, and other expenses taken into account pursuant to Section 9.02(a), Income Taxes and Asset Taxes) directly incurred in earning or receiving such proceeds;

(ii)if Seller makes the election under Section 4.04(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined;

(iii)if Seller makes the election under Section 5.01(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined;

(iv)the Allocated Value of any Assets removed from the transaction pursuant to Section 4.06 and Section 4.07;

(v)the amount of all Asset Taxes allocated to Seller in accordance with Section 14.01 but paid or otherwise economically borne by Buyer;

(vi)to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 6.01(p), as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of the underdelivered volumes times $1.40/MMBtu for gaseous Hydrocarbons;

(vii)an amount equal to all Suspense Funds;

(viii)the amount that Seller and Rex Energy Corporation agree is the amount of overpayment to Seller in connection with the first seven Wells set forth on Exhibit A – Part 2-A (Gastar Well No. 5060, 5061, 5062, 5063, 5064, 5065, and 5066); and

(ix)any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

Section 9.03Final Settlement Statement; Supplemental Closing. Seller shall prepare within 120 days after the Closing Date and furnish to Buyer a final settlement statement setting forth the (a) Purchase Price, (b) any adjustments to the Purchase Price and pro-rating of any amounts provided for in this Article IX or elsewhere in this Agreement, including, without limitation, any adjustments required pursuant to the dispute resolution procedures set forth in Section 4.04(j) or Section 5.01(f), as applicable, and (c) the appropriate disbursement of the Defect Escrow Amount (the “Final Settlement Statement”).  Buyer shall within 15 days after receipt of the Final Settlement Statement deliver to Seller a written report (together with reasonable supporting documentation) containing any changes that Buyer proposes be made to such Final Settlement Statement (the “Dispute Notice”).  Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration.  The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than five Business Days after such agreement.  The occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement.

(a)Subject to matters for which a Party has an indemnity obligation pursuant to Article XII, the Final Settlement Statement shall be the final accounting for any and all Operating Expenses and capital expenditures attributable to the time period prior to the Effective Time, and there shall be no adjustment for, or obligation to pay, any Operating Expenses and capital expenditures attributable to the time period prior to the Effective Time between the Parties following the Final Settlement Statement.

(b)If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within 15 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to Grant Thornton LLP , or such other party as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within 30 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs and expenses of the Accounting Arbitrator shall be borne pro rata between the Parties with each Party being responsible for the Accounting Arbitrator’s costs and expenses to the extent the Accounting Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Accounting Arbitrator.

Section 9.04Actions of Seller at Closing.  At the Closing, Seller shall:

(a)execute, acknowledge, and deliver to Buyer assignments, substantially in the form of Exhibit C (the “Assignments”), and such other recordable instruments, in form and substance mutually agreed upon by Buyer and Seller, as may be necessary to convey ownership, title and possession of the Assets to Buyer, notarized and in sufficient counterparts to facilitate recording in the real property records of the applicable counties;

(b)execute, acknowledge, and deliver to Buyer, the Deeds;

(c)deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);

(d)execute and deliver to Buyer any other forms required by any Governmental Authority relating to the assignment of the Assets and/or the assumption of operations by Buyer;

(e)deliver to Buyer duly executed recordable releases of any mortgages and terminations of any security interests (including, without limitation, those liens listed on Schedule 6.01(z)), in each case, encumbering the Assets and securing Seller’s and/or its Affiliates’ credit facilities; provided that Seller shall deliver drafts thereof to Buyer prior to Closing;

(f)execute and deliver the Closing Statement;

(g)deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production;

(h)to the extent required under any Law or by Governmental Authority, Seller shall deliver any filings required under the Laws to the extent such filings are necessary to consummate the transaction, including, without limitation, applicable change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by Seller;

(i)have an authorized officer of Seller execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer; and

(j)execute, acknowledge and deliver to Buyer any other original instruments, agreements, documents and other items reasonably necessary to effectuate the transactions contemplated hereby.

Section 9.05Actions of Buyer at Closing.  At the Closing, Buyer shall:

(a)deliver to Seller the Adjusted Purchase Price, less the Defect Escrow Amount that is to be held in escrow pursuant to Section 4.04(c), and less the Buyer Assumed Disputes Escrow Amount that is to be held in escrow pursuant to Section 7.12, by wire transfer as set forth in Section 3.01;

(b)if the Defect Escrow Amount is greater than the Deposit, deliver to the Escrow Agent by wire transfer the amount equal to the difference between the Defect Escrow Amount and the Deposit (as described in Section 4.04(c)(ii));

(c)deliver to Seller counterparts of the Assignments executed and acknowledged by Buyer;

(d)deliver to Seller counterparts of the Deeds executed and acknowledged by Buyer;

(e)execute and deliver to Seller any other forms required by any Governmental Authority relating to the assignment of the Assets and/or the assumption of operations by Buyer;

(f)execute and deliver the Closing Statement;

(g)have an authorized officer of Buyer execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.01(a) and Section 8.01(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller; and

(h)execute, acknowledge, and deliver to Seller any other original instruments, agreements, documents and other items reasonably necessary to effectuate the transactions contemplated hereby.

Article X
CERTAIN POST-CLOSING OBLIGATIONS

Section 10.01Operation of the Assets After Closing.  It is expressly understood and agreed that neither Seller nor any of its Affiliates  shall be obligated to continue operating any of the Assets upon and after the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets upon and after the Closing.

Section 10.02Files.  Seller shall make the Files in their current form and format as maintained by Seller as of the Effective Time available for pickup by Buyer within 10 days after the Closing and Buyer shall pick up such Files during normal business hours on such date or within five days thereafter at Buyer’s sole cost and expense; provided that Seller may retain written or electronic copies of the Files.

Section 10.03Further Cooperation.  After the Closing, and subject to the terms and conditions of this Agreement, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer in the manner contemplated by this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets made by the proper Party hereunder; provided that Seller shall have no further responsibility for any Operating Expenses and capital expenditures following the adjustments made pursuant to the Final Settlement Statement.

Section 10.04Document Retention.

(a)Inspection.  Subject to the provisions of Section 10.04(b), Buyer agrees, and will cause  its respective assigns to agree, that the Files shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of seven years following the Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that Seller may, during such period and at its expense, make such copies thereof as it may reasonably request.

(b)Destruction.  Without limiting the generality of the foregoing, for a period of seven years after the Closing Date (or for such longer period as may be required by

Law or by Governmental Authorities), Buyer shall not, and shall cause its respective assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Files without first offering Seller the opportunity, at Seller’s expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof.  At the conclusion of such period, Buyer shall, and shall cause its respective assigns to agree that they shall, offer to deliver to Seller, at Seller’s expense (without any payment to Buyer), the Files prior to destroying the same.

Section 10.05Suspense Funds.  From and after the Closing, Buyer agrees to administer all accounts and assume all payment obligations relating to Suspense Funds in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Assumed Obligations.

Article XI
TERMINATION

Section 11.01Right of Termination.  This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing as follows:

(a)by mutual written consent of the Parties;

(b)by either Party, by written notice to the other, if the Closing shall not have occurred on or before 5:00 p.m. Houston time on May 6, 2016; provided, however, that no Party can so terminate this Agreement if such Party is at such time in material breach of this Agreement;

(c)by Seller, by written notice to Buyer, at Seller’s option, in the event the conditions set forth in Section 8.01 are not satisfied to the satisfaction of Seller at or prior to the Closing Date, provided that to the extent any such condition is curable, Seller has notified Buyer of the breach in writing, and the breach has continued without cure for a period of ten (10) days after the written notice of breach;

(d)by Buyer, by written notice to Seller, at Buyer’s option, in the event the conditions set forth in Section 8.02 are not satisfied to the satisfaction of Buyer at or prior to the Closing Date, provided that to the extent any such condition is curable, Buyer has notified Seller of the breach in writing, and the breach has continued without cure for a period of ten (10) days after the written notice of breach; or

(e)by Buyer, in writing, if the condition in Section 8.02(e) has not been satisfied on or before the Closing Date and Buyer elects to exercise Buyer’s Walk Right or by Seller, in writing, if the condition set forth in Section 8.01(f) has not been satisfied on or before the Closing Date and Seller elects to exercise Seller’s Walk Right.

Section 11.02Effect of Termination.  Except as provided in Section 3.02, in the event that the Closing does not occur as a result of either Party exercising its right to terminate pursuant to Section 11.01, then, except for the provisions of Section 1.01, Section 1.02, Section 3.02, Section 7.01, Section 7.02, this Section 11.02, Section 12.06, Section 12.08, Section 12.10, Section 13.01 and Article XV, this Agreement shall thereafter be null and void and neither Party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any Party from Liability for any willful breach of its covenants or agreements hereunder in which case the other Party shall have the right to seek all remedies at law or in equity for such breach and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

Article XII
ASSUMPTION AND INDEMNIFICATION

Section 12.01Assumption and Indemnity.  As of the Closing, but without limiting Buyer’s rights to indemnity under Section 12.04 of this Agreement, the Title Indemnity Agreement, and the Environmental Indemnity Agreement, Buyer assumes and agrees to pay, fulfill, perform and discharge, or cause to be paid, fulfilled, performed, and discharged, all obligations and Liabilities with respect to the Assets, known or unknown, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including:

(a)all obligations (whether arising by Law or by contract) to properly plug and abandon all wells and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Properties or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;

(b)all obligations to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 9.02(b)(vii));

(c)all Liabilities associated with the Assets arising from, attributable to or alleged to be arising from or attributable to the physical, mechanical, and environmental condition, effect or operation of the Assets, including the Buyer’s Assumed Environmental Liabilities but excluding any Liabilities that are the subject of an Environmental Indemnity Agreement;

(d)all obligations to settle any Imbalances;

(e)all obligations applicable to the lessee under any of the Leases; and

(f)all other Liabilities with respect to the Assets arising prior to, on or after the Effective Time.

All such assumed obligations and Liabilities described above in this Section 12.01 are collectively referred to herein as the “Assumed Obligations”; provided that Buyer does not assume any obligations or Liabilities of Seller to the extent that (i) they are Designated Liabilities and (ii) Seller has an indemnity obligation pursuant to Section 12.04.

Section 12.02Indemnification by Buyer.  Effective as of Closing, Buyer hereby defends, releases, indemnifies and holds harmless the Seller Indemnitees from and against any and all Liabilities caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to (a) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or (b) any Assumed Obligation.  The amount of Liabilities for which Seller is entitled to indemnity under this Section 12.02 shall be reduced by the amount of insurance proceeds actually received by Seller or any of its Affiliates.

Section 12.03Buyer’s Environmental Indemnification.  Notwithstanding anything herein to the contrary, in addition to the indemnities set forth in Section 12.02, effective as of the Closing, Buyer and its successors and assigns shall assume (as part of the Assumed Obligations), be responsible for, shall pay  on a current basis and defend, indemnify, hold harmless and forever release the Seller Indemnitees from and against any and all Liabilities arising from, based upon, related to or associated with any Environmental Condition or other environmental matter of any kind or character related or attributable to the Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence or Release of any Hazardous Substance in, on, under, or from the Assets and including any Liability or other obligation of any Seller Indemnitees with respect to the Assets under any Environmental Laws, except for such Liabilities to the extent Seller has an indemnity obligation pursuant to Section 5.01(c)(ii) or Section 12.04(b).

Section 12.04Indemnification by Seller.  From and after Closing, Seller hereby defends, indemnifies and holds harmless the Buyer Indemnitees from and against any and all Liabilities caused by, arising from or attributable to (a) the breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement or (b) the Designated Liabilities.  The amount of Liabilities for which Buyer is entitled to indemnity under this Section 12.04 shall be reduced by the amount of insurance proceeds actually received by Buyer or any of its Affiliates.

Section 12.05Limitations.

(a)Neither Buyer Indemnitees nor Seller Indemnitees shall be entitled to assert any right to indemnification pursuant to Section 12.04(a) (other than with respect to those representations and warranties set forth in Section 6.01(a), (b), (c), (e) or (h)) or Section 12.02(a) (other than with respect to those representations and warranties set forth in Section 6.02(a), (b), (c), (d), (g), (h), (i), or (j)), respectively, (i) for any individual Liability unless the amount with respect to such Liability exceeds the Individual Indemnity Threshold and (ii) until the aggregate amount of all such Liabilities exceeding the Individual Indemnity Threshold and actually suffered by Buyer Indemnitees or Seller Indemnitees in connection therewith exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceeding the Individual Indemnity Threshold exceed, in the aggregate, the Indemnity Deductible (it being agreed that such Indemnity Deductible shall be a true deductible).

(b)In no event shall Seller ever be required to indemnify the Buyer Indemnitees for Liabilities under Section 12.04(a) (other than with respect to those representations and warranties set forth in Section 6.01(a), (b), (c), (e) or (h)) exceeding, in the aggregate, 20% of the Purchase Price; and Buyer (on its own behalf and on behalf of the other Buyer Indemnitees) waives, releases and forever discharges

Seller from any and all Liabilities under Section 12.04(a) in excess of this aggregate amount.

(c)In no event shall Buyer ever be required to indemnify the Seller Indemnitees for Liabilities under Section 12.02(a) (other than with respect to those representations and warranties set forth in Section 6.02(a), (b), (c), (d), (g), (h), (i), or (j)) exceeding, in the aggregate, 20% of the Purchase Price; and Seller (on its own behalf and on behalf of the other Seller Indemnitees) waives, releases and forever discharges Buyer from any and all such Liabilities under Section 12.02(a) in excess of this aggregate amount.

Section 12.06Negligence and Fault.  THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING SECTION 7.01, SECTION 12.02, SECTION 12.03 AND SECTION 12.04) SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE.

Section 12.07Exclusive Remedy.  From and after Closing, each of the Parties acknowledges and agrees that, except for actual fraud, its sole and exclusive remedy with respect to any and all Liabilities pursuant to or in connection with this Agreement, the purchase of the Assets by Buyer and the sale of the Assets by Seller or otherwise in connection with the transactions contemplated hereby and the Assets shall be limited to Section 4.02, Section 7.01(d), Article XII and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties.  Except for the remedies contained in this Article XII and the Special Warranty of title in the Assignments, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Seller Indemnitees from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use or operation of the Assets or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et. seq.), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.  Except for the remedies contained in this Article XII, effective as of Closing, Seller, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Buyer Indemnitees from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Seller or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use or operation of the Assets or the condition, quality, status or nature of the Assets, including rights to contribution under the

Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et. seq.), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Buyer or any of its Affiliates.

Section 12.08Expenses.  Notwithstanding anything herein to the contrary (other than Section 14.02), the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to enter into, and consummate the transactions contemplated by, this Agreement.

Section 12.09Survival; Knowledge.

(a)The representations and warranties of Seller and Buyer in Article VI (other than (i) representations in Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.01(e), Section 6.01(h), Section 6.02(a), Section 6.02(b), Section 6.02(c), Section 6.02(d), Section 6.02(g), Section 6.02(h), Section 6.02(i), Section 6.02(j) which shall survive indefinitely and (ii) the representations in Section 6.01(i), which shall survive until the expiration of the applicable statutes of limitations) shall expire on the date that is 12 months from the Closing Date. The covenants and agreements of the Parties set forth in this Agreement to be performed on or before Closing shall expire on the date that is six months from the Closing Date, the covenants and agreements set forth in Article XIV shall survive until the expiration of the applicable statutes of limitations, and each other covenant and agreement of the Parties shall, subject to this Section 12.09 survive the Closing until fully performed and in accordance with its terms and expire thereafter.  Subject to the foregoing and Section 12.09(b), the remainder of this Agreement shall survive Closing without time limit.  Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)The indemnities in Section 12.02(a) and Section 12.04(a) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification.  Seller’s indemnities set forth in Section 12.04(b) shall terminate two (2) years after the Closing; provided that Seller’s indemnities set forth in Section 12.04(b) as they relate to Seller Taxes shall survive until the expiration of the applicable statutes of limitations.  Buyer’s indemnity set forth in Section 7.01(d) and Section 12.02(b) shall survive the Closing without time limit and shall be deemed covenants running with the Assets.  Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 12.02 and Section 12.04 prior to the date of termination for such indemnity.

(c)No Person shall be entitled to indemnification under this Article XII if, on the Closing Date, such Person had Knowledge of the breach of representation,

warranty, covenant or agreement with respect to which such Person is seeking indemnification under this Article XII.

Section 12.10Non-Compensatory Damages.  None of the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits or loss of business opportunity of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnitees, and Seller, on behalf of each of the Seller Indemnitees, waive any right to recover special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits or loss of business opportunity of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 12.11Indemnification Actions.  All claims for indemnification under this Article XII shall be asserted and resolved as follows:

(a)For purposes of this Agreement, the term “Indemnitor” when used in connection with particular damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such damages pursuant to this Agreement, and the term “Indemnitee” when used in connection with particular damages shall mean a Person having the right to be indemnified with respect to such damages pursuant to this Agreement.

(b)To make claim for indemnification under this Article XII, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Third Party Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnitee to give notice of a Third Party Claim as provided in this Section 12.11 shall not relieve the Indemnitor of its obligations under this Article XII except to the extent (and only to the extent of such incremental damages incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Third Party Claim or otherwise prejudices the Indemnitor’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)In the case of a claim for indemnification based upon a Third Party Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to notify the

Indemnitee whether or not it agrees to indemnify and defend the Indemnitee against such Third Party Claim under this Article XII.  The Indemnitee is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.

(d)If the Indemnitor agrees to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim.  The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement thereof, subject to the terms hereof.  If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Third Party Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 12.11.  An Indemnitor shall not, without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Third Party Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).

(e)If the Indemnitor does not agree to indemnify the Indemnitee within the 30 day period specified in Section 12.11(c) or fails to give notice to the Indemnitee within such 30 day period regarding its election or if the Indemnitor agrees to indemnify, but fails to diligently defend or settle the Third Party Claim, then the Indemnitee shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnitor, if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to (i) cure the damages complained of, (ii) agree to indemnify the Indemnitee for such damages, or (iii) dispute the claim for such damages. If such Indemnitor does not respond to such Claim Notice within such 30 day period, such Indemnitor will be deemed to dispute the claim for damages.

Section 12.12Characterization of Indemnity Payments.  The Parties agree that any indemnity payments made pursuant to this Article XII shall be treated for all U.S. federal and applicable state income Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

Article XIII
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 13.01Disclaimers of Representations and Warranties.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS AND DEEDS, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, SUPERVISOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS AND DEEDS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS AND DEEDS, SELLER EXPRESSLY DISCLAIMS

AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS AND DEEDS, THE ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)OTHER THAN EXPRESSLY SET FORTH IN Section 6.01(cc), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.  SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE V OF THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER ACKNOWLEDGES IT HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e)SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 13.01 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Article XIV
TAX MATTERS

Section 14.01Allocation of Asset Taxes.

(a)Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(b)For purposes of determining the allocations described in Section 14.01(a),  (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons  shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.  For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date, provided that the period for such Asset Taxes assessed under West Virginia law for the 2015 tax year shall be the period beginning on January 1, 2015, and ending on December 31, 2015 (notwithstanding the July 1, 2014 assessment date).  For the avoidance of doubt, Seller shall be allocated and bear all Asset Taxes that are ad valorem, property or other Asset Taxes assessed under West Virginia law on July 1, 2014 (for the 2015 tax year) and Buyer shall be allocated and bear all such Asset Taxes assessed under West Virginia law on July 1, 2015 (for the 2016 tax year).

(c)To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 9.02 or Section 9.03, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 14.01.

Section 14.02Transfer Taxes.  Buyer and Seller shall split and pay all sales, use, transfer, stamp, documentary, registration, excise or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”) and Buyer shall pay all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer.  Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 14.03Cooperation.  The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

Section 14.04Refunds.  Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 14.01, and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 14.01.  If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 14.04, such recipient Party shall forward to the entitled Party the amount of such refund within 30 days after such refund is received, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund.

Section 14.05Post-Closing Taxes.  Subject to Buyer’s indemnification rights under Article XII of this Agreement, Buyer shall be responsible for payment to the applicable Governmental Authorities of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless from any failure to make such payments.

Article XV
MISCELLANEOUS

Section 15.01Filings, Notices and Certain Governmental Approvals.  As soon as reasonably possible after the Closing, but in no event later than 90 days after such Closing, Buyer shall remove the names of Seller and its Affiliates, including “Gastar” and all variations thereof, from the Assets.  Promptly after Closing, Buyer shall make all requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish all transactions contemplated by this Agreement.

Section 15.02Entire Agreement.  This Agreement, the Confidentiality Agreement, the documents to be executed pursuant hereto and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 15.03Waiver.  No waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.04Publicity.  Each Party shall consult with the other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and, except as required by applicable Law or by any Governmental Authority or stock exchange, no Party shall issue any such release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided however, that any Party hereto or its Affiliates shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other Party hereto of its intention to make such public announcement and provides the opportunity to review the content of such disclosure.

Section 15.05No Third Party Beneficiaries.  Except with respect to the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnitees (but shall not be obligated to do so).

Section 15.06Assignment.  Neither Buyer nor Seller may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party and any assignment made without such consent shall be void.  Notwithstanding the foregoing, Buyer may designate any wholly-owned subsidiary of Buyer as the assignee of the Assets without the prior written consent of Seller, provided that Buyer continues to remain liable for the performance of its obligations under this Agreement.  Any assignment made by a Party as permitted hereby shall not relieve such Party from any Liability or obligation hereunder.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 15.07Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, AS TO MATTERS RELATING TO TITLE TO THE ASSETS AND REAL PROPERTY MATTERS, THE LAWS OF THE STATE OF WEST VIRGINIA OR PENNSYLVANIA, AS APPLICABLE SHALL APPLY AS TO THE PROPERTY LOCATED IN (OR OTHERWISE SUBJECT TO THE LAWS OF) THE APPLICABLE STATE.  ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL OR STATE COURTS SITUATED IN HOUSTON, HARRIS COUNTY, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 15.08Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), telex, facsimile (provided any such facsimile is confirmed by written confirmation), telecopy, or electronic mail transmission (“email”) (provided that receipt of such email is requested and received) to the addresses of Seller and Buyer set forth below.  Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

Seller:	Gastar Exploration Inc. Attention: Henry J. Hansen 1331 Lamar, Suite 650 Houston, Texas 77010 Phone:713-739-0443 Email: hhansen@gastar.com

Buyer:	THQ Appalachia I, LLC Attention: M. Evan Radler 1320 South University Drive, Suite 500 Fort Worth, Texas 76107 Phone - (817) 632-5200 Email:eradler@tug-hillop.com

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 15.09Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.10Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.  Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.

Section 15.11Amendment.  This Agreement may be amended only by an instrument in writing executed by all Parties.

Section 15.12Schedules and Exhibits.  The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

Section 15.13No Partnership.  Nothing contained in this Agreement shall be construed to create a partnership, joint venture, association, trust, mining partnership or other entity, nor shall the provision hereof be implied as creating such a relationship.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER

By:GASTAR EXPLORATION INC.

By:/s/ Henry J. Hansen

Name: Henry J. Hansen

Title:   Vice President, Land

BUYER

By:THQ APPALACHIA I, LLC

By: /s/M. Evan Radler

Name: M. Evan Radler

Title:   Chief Operating Officer

Signature Page to Purchase and Sale Agreement